Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 17, 2022

by and among

EXELA RECEIVABLES 3, LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers,

EXELA TECHNOLOGIES, INC.,

as Initial Servicer,

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank and as Administrative Agent,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

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(continued)

-ii-

(continued)

-iii-

(continued)

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Page

EXHIBITS

EXHIBIT A	–	Form of Investment Request
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Letter of Credit Application
EXHIBIT D	–	Credit and Collection Policy
EXHIBIT E	–	Form of Information Package
EXHIBIT F	–	Form of Compliance Certificate
EXHIBIT G	–	Closing Memorandum
EXHIBIT H	–	Form of Interim Report
EXHIBIT I	–	Parent Change of Control
EXHIBIT J-1	–	Scheduled Contracts
EXHIBIT J-2	–	Scheduled Contracts
EXHIBIT K	–	[Reserved]
EXHIBIT L	–	Form of Reduction Notice
EXHIBIT M	–	Initial Schedule of Sold Receivables

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Collection Accounts
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Interim Collection Accounts
SCHEDULE 7.01(l)	–	UCC Details
SCHEDULE 8.04(f)	–	Location of Records

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This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 17, 2022 by and among the following parties:

(i)            EXELA RECEIVABLES 3, LLC, a Delaware limited liability company, as Seller (the “Seller”);

(ii)            the Persons from time to time party hereto as Purchasers;

(iii)            PNC BANK, NATIONAL ASSOCIATION (“PNC”), as LC Bank and as Administrative Agent;

(iv)            EXELA TECHNOLOGIES, INC., a Delaware corporation, in its individual capacity (“Exela”) and as initial servicer (in such capacity, the “Initial Servicer”); and

(v)            PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

This Agreement hereby amends and restates in its entirety, as of the date hereof, that certain Loan and Security Agreement, dated as of the Original Closing Date (as amended, supplemented or otherwise modified from time to time prior to the Closing Date, the “Original LSA”), by and among Exela Receivables 3, LLC, as borrower, the lenders party thereto, Alter Domus (US) LLC (“Alter Domus”), as Administrative Agent and the Initial Servicer.

The Seller has acquired, and will acquire from time to time, Receivables from the Pledgor pursuant to the Second Tier Purchase and Sale Agreement. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that (a) the Purchasers make Investments to the Seller and (b) the LC Bank issue Letters of Credit for the account of the Seller, in each case, from time to time on the terms and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01.      Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means a valid and enforceable agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Initial Servicer, the Administrative Agent and any Collection Account Bank, whereupon the Seller, as sole owner of the related Collection Account(s) and the customer of the related Collection Account Bank in respect of such Collection Account(s), shall transfer to the Administrative Agent exclusive dominion and control over and otherwise perfect a first-priority security interest in, such Collection Account(s) and the cash, instruments or other property on deposit or held therein.

“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount minus the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Section 11.07 or Section 14.03(i).

“Administrative Agent’s Account” means the account(s) from time to time designated in writing by the Administrative Agent to the Seller and Servicer for purposes of receiving payments hereunder.

“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

“Affected Person” means each Purchaser Party and each of their respective Affiliates.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a), except as used in the definition of “Change in Control”, to vote 10.00% or more of the Capital Stock having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Purchaser or any of their Affiliates be considered an “Affiliate” of any Exela Party.

“Agent Fee Letter” means that certain fee letter dated as of the date hereof, by and among Seller, the Administrative Agent and the Structuring Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agent Fees” has the meaning specified in Section 2.09.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Exposure” means, at any time, the sum of the Aggregate Capital plus the LC Participation Amount at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the Investments of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Currency” means any currency other than U.S. Dollars.

“Amortization Event” shall mean the occurrence of any of the following:

(a)            The Seller shall fail to make any payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document as and when due;

(b)            (i) any Exela Party (other than the Bankruptcy Remote Entities) or any Subsidiary shall fail to pay the principal of any Debt that is outstanding in an aggregate amount exceeding $25,000,000 at the stated final maturity thereof or (ii) any “event of default” (or similar event) shall occur under the Credit Agreement or the Notes Indenture; provided further, that this clause (b) shall not apply to any secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(c)            any Bankruptcy Remote Entity shall (x) fail at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have the required number of Independent Managers who satisfy each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, (y) fail to timely notify the Administrative Agent of any replacement or appointment of any Person that is to serve as an Independent Manager for such Bankruptcy Remote Entity as required pursuant to Section 8.03(c) of this Agreement or (z) terminate any Independent Manager;

(d)            an Event of Bankruptcy shall have occurred with respect to any Exela Party; or

(e)            an Event of Termination shall have occurred.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which the Seller or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any Applicable Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Applicable Law” means, with respect to any Person, any Law (x) that is applicable to such Person or any of its property, (y) to which such Person is a party or (z) by which any of such Person’s property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement..

“Approved Alternative Currency” means (i) CAD and (ii) such other Alternative Currency consented to in writing from time to time by the Required Purchasers in writing.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Remote Entity” means each of the Seller and the Pledgor.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Overnight Bank Funding Rate in effect on such day and (c) 1.00% per annum above the Daily BSBY Floating Rate, so long as Daily BSBY Floating Rate is offered, ascertainable and not unlawful. Any change in the Prime Rate, the Overnight Bank Funding Rate or the Daily BSBY Floating Rate shall be effective on the effective day of such change in the Prime Rate, the Overnight Bank Funding Rate or the Daily BSBY Floating Rate, respectively.

“Base Rate Investment” means an Investment that accrues Yield based on the Base Rate.

“Base Rate Option” means the option of the Seller to have Investments accrue Yield at the rate and under the terms specified in Section 2.03(a)(i).

“Benchmark Replacement” has the meaning set forth in Section 2.06(d).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator).

“Breakage Amount” has the meaning assigned thereto in Section 5.02(a).

“BSBY Floor” means a rate per annum equal to fifty basis points (0.50%).

“BSBY Rate” means, with respect to Investments comprising any Tranche to which the BSBY Rate Option applies for any Yield Period, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate two (2) Business Days prior to the first day of such Yield Period and having a term comparable to such Yield Period; provided that if the rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be the BSBY Screen Rate on the first Business Day immediately prior thereto, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, further, that if the BSBY Rate, determined as provided above, would be less than the BSBY Floor, then the BSBY Rate shall be deemed to be the BSBY Floor.

The BSBY Rate shall be adjusted with respect to any Investment to which the BSBY Rate Option applies that is outstanding on the effective date of any change in the BSBY Reserve Percentage as of such effective date and the Administrative Agent shall give prompt notice to the Seller of the BSBY Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“BSBY Rate Investment” means an Investment that accrues Yield based on the BSBY Rate.

“BSBY Rate Option” means the option of the Seller to have Investments accrue Yield at the rate and under the terms specified in Section 2.03(a)(ii).

“BSBY Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to BSBY Screen Rate funding.

“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Pittsburgh, Pennsylvania or New York City, New York; provided that, for purposes of any direct or indirect calculation or determination of the BSBY Screen Rate, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“CAD” or “Canadian Dollars” means dollars in lawful money of Canada.

“Capital” means, with respect to any Purchaser, the sum of the aggregate principal amount of all Investments made to the Seller by such Purchaser pursuant to Article II, plus the aggregate principal amount of all Participation Advances made by such Purchaser hereunder for the purpose of reimbursing the LC Bank for any amount drawn under any Letter of Credit, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 2.02(g) or Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made. If the LC Bank funds any drawing under any Letter of Credit and the LC Bank has not been reimbursed by the Seller or the Purchasers (including by Participation Advances) for such drawing (or any portion thereof), then the LC Bank shall be deemed to have outstanding Capital in the amount of such unreimbursed drawing (or portion thereof) and shall have all rights of a Purchaser in respect of such Capital (including the right to receive repayment thereof and payments of Yield and Fees accrued and accruing thereon).

“Capital Coverage Amount” means, at any time of determination, an amount equal to (a) the Net Pool Balance at such time, plus (b) the aggregate amount of the Seller’s Unrestricted Cash at such time that constitutes Collections, solely to the extent such Collections (i) have been applied to reduce the Unpaid Balance of the related Receivables for purposes of calculating the Capital Coverage Amount in clause (a) above and (ii) have not been applied in reduction of the Aggregate Capital or otherwise in accordance with the priorities for payment specified in Section 4.01(a), minus (c) the Required Reserves in effect at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Reduction Premium” has the meaning set forth in the Fee Letter.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Certificate of Beneficial Ownership” shall mean, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the beneficial owner of the Seller.

“Change in Control” means the occurrence of any of the following:

(a)            The Originators cease to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Pledgor free and clear of all Adverse Claims;

(b)            The Pledgor ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Seller free and clear of all Adverse Claims;

(c)            Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator, Initial Servicer or Seller; or

(d)            Any Parent Change of Control.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means June 17, 2022.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Collection Account” means any of the accounts (and any related lock-box or post office box) so specified in Schedule II maintained at a Collection Account Bank in the name of Seller.

“Collection Account Bank” means any bank at which the Seller maintains one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (i) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (ii) all Deemed Collections, (iii) all proceeds of all Related Security with respect to such Pool Receivable and (iv) all other proceeds of such Pool Receivable.

“Commitment” means, the commitment of a Purchaser to make or otherwise fund any Investment and to purchase participations in Letters of Credit, and “Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Commitment, if any, is set forth on Schedule 1 or in the applicable Assignment and Acceptance Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Commitment Percentage” means, with respect to any Purchaser at any time, the percentage obtained by dividing (a) such Purchaser’s Commitment at such time, by (b) the aggregate Commitments of all Purchasers at such time; provided, however, that solely for purposes of this definition, if the Seller Obligation Final Due Date has occurred, then each Purchaser’s Commitment shall be deemed to be the amount of its Commitment immediately prior to the occurrence of the Seller Obligation Final Due Date.

“Concentration Percentage” means (i) for any Group A Obligor, 20.0%, (ii) for any Group B Obligor, 15.0%, (iii) for any Group C Obligor, 10.0% and (iv) for any Group D Obligor, 5.0%.

“Concentration Reserve Percentage” means, at any time, the largest of:

(a)            the sum of the five (5) largest Obligor Percentages of the Group D Obligors;

(b)            the sum of the three (3) largest Obligor Percentages of the Group C Obligors;

(c)            the sum of the two (2) largest Obligor Percentages of the Group B Obligors; and

(d)            the largest Obligor Percentage of the Group A Obligors;

provided, that, for purposes of determining the Concentration Reserve Percentage, each Obligor’s Obligor Percentage shall be deemed to be the lesser of its Obligor Percentage and its Concentration Percentage at such time.

“Conforming Changes” means, with respect to the BSBY Screen Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Settlement Period” or “Yield Period,” timing and frequency of determining rates and making payments of yield, timing of investment requests or reductions, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the BSBY Screen Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the BSBY Screen Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contra Account Amount” means the outstanding balance (but not less than $0) of a Pool Receivable that is offset by a corresponding payable due from the Originator (or one of its Affiliates) to the related Obligor (or one of its Affiliates).

“Contract” means, with respect to any Receivable, the contract or contracts (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Covered Entity” means (a) each of Seller, the Servicer, the Performance Guarantor, each Originator, the Pledgor, the Parent and each of the Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 12, 2017, by and among Exela Intermediate Holdings LLC, a Delaware limited liability company, Exela Intermediate LLC, a Delaware limited liability company, as the Seller, each “Subsidiary Loan Party” from time to time party thereto and Royal Bank of Canada, as administrative agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means the credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit D, as modified in compliance with this Agreement.

“Daily BSBY Floating Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate for such day for a one (1) month period, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, that if the Daily BSBY Floating Rate, determined as provided above, would be less than the BSBY Floor, then the Daily BSBY Floating Rate shall be deemed to be the BSBY Floor. The rate of yield will be adjusted automatically as of each Business Day based on changes in the Daily BSBY Floating Rate without notice to the Seller.

“Daily BSBY Floating Rate Investment” means an Investment that accrues Yield based on Daily BSBY Floating Rate.

“Daily BSBY Floating Rate Option” means the option of the Seller to have Investments accrue Yield at the rate and under the terms specified in Section 2.03(a)(iii).

“Days’ Sales Outstanding” means, with respect to any calendar month, the number of days equal to: (a) the average of the Unpaid Balance of the Pool Receivables (other than Unbilled Receivables) on the last day of each of the three most recently ended calendar months, divided by (b) the amount obtained by dividing (i) the aggregate initial Unpaid Balance of Pool Receivables (other than Unbilled Receivables) which were originated during the three mostly recently ended calendar months by (ii) 90.

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Adverse Claim on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes and (l) disqualified Capital Stock. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Debt is expressly non-recourse to such Person.

“Deemed Collections” has the meaning set forth in Section 4.01(d)(ii).

“Default Ratio” means, at any time, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing:

(a)            the aggregate Unpaid Balance of all Pool Receivables that first became Defaulted Receivables during such calendar month; by

(b)            the aggregate initial Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the calendar month that is five (5) calendar months before such calendar month.

“Defaulted Receivable” means, at any time, a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing and the Seller or the Servicer has received written notice or has actual knowledge of such proceeding or (c) which, consistent with the Credit and Collection Policy, would be or should have been written off in whole or in part as uncollectible.

“Defaulting Purchaser” means, subject to Section 2.10(b), any Purchaser that (a) has failed to (i) fund all or any portion of its Investments within two Business Days of the date such Investments were required to be funded hereunder unless such Purchaser notifies the Administrative Agent and the Seller in writing that such failure is the result of such Purchaser’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the LC Bank or any other Purchaser any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Seller, the Administrative Agent or the LC Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Purchaser’s obligation to fund an Investment hereunder and states that such position is based on such Purchaser’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Seller, to confirm in writing to the Administrative Agent and the Seller that it will comply with its prospective funding obligations hereunder (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Seller), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Event of Bankruptcy or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.10(b)) upon delivery of written notice of such determination to the Seller, the LC Bank and each Defaulting Purchaser.

“Delinquency Ratio” means, at any time, with respect to any calendar month, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that are Delinquent Receivables, and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables.

“Delinquent Receivable” means a Pool Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment or (b) which, consistent with the Credit and Collection Policy, is or should have been classified as past due by the applicable Originator or Servicer.

“Diluted Receivable” means a Pool Receivable the entire or partial Unpaid Balance of which is reduced or cancelled due to Dilution.

“Dilution” means the amount by which the Unpaid Balance of a Diluted Receivable is reduced or cancelled due to returns, defect, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, deficit, failure to perform on the part of the related Originator or Servicer, adjustment or any other similar reason other than with respect to the credit-worthiness of any related Obligor.

“Dilution Horizon Ratio” means for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month by dividing:

(a)            the aggregate initial Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such calendar month; by

(b)            the Net Pool Balance plus the Unpaid Balance of all Pool Receivables excluded from the Net Pool Balance for failing to satisfy clause (z) of Eligible Receivable plus the amount of any Excess Concentration Amount attributable to clause (h) thereof.

Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such number of calendar months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, with respect to any calendar month, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Dilutions in respect of Pool Receivables which occurred during such calendar month and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) which were originated by the Originators during the calendar month that is one calendar month prior to such calendar month.

“Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)            the sum of (i) the product of (x) 2.50, multiplied by (y) the average of the Dilution Ratios for the twelve (12) most recent consecutive calendar months and (ii) the Dilution Volatility Component; multiplied by

(b)            the Dilution Horizon Ratio.

“Dilution Volatility Component” means, for any calendar month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)            the positive remainder (if any) of (i) the highest Dilution Ratio for any calendar month during the twelve (12) most recent consecutive calendar months, minus (ii) the average of the Dilution Ratios for the twelve (12) most recent consecutive calendar months; multiplied by

(b)            the quotient of (i) the highest Dilution Ratio for any calendar month during the twelve (12) most recent consecutive calendar months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) most recent consecutive calendar months.

“Drawing Date” has the meaning set forth in Section 3.04(a).

“Drawn Fee Rate” has the meaning specified in the Fee Letter.

“Eligible Assignee” means (i) any Purchaser or any Affiliate (other than a natural person) of a Purchaser or any Related Fund of any Purchaser, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, and (v) any other Person (other than a natural Person) approved by the Administrative Agent and the LC Bank; provided, (i) neither Parent nor any Affiliate of Parent shall, in any event, be an Eligible Assignee, (ii) no Person owning or controlling any trade debt or Debt of any Exela Party other than the Seller Obligations or any Capital Stock of any Exela Party (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee and (iii) no Defaulting Purchaser shall, in any event, be an Eligible Assignee.

“Eligible Foreign Obligor” means an Obligor that is organized in and that has a head office (domicile), registered office and chief executive office that is located in Canada (other than Quebec) or such other jurisdictions outside of the United States and Canada as may be approved in writing by the Administrative Agent and Required Purchasers from time to time.

“Eligible Receivable” means, as of any date of determination, each Pool Receivable, except:

(a)            subject to clause (p) of this definition, any Pool Receivable that (i) does not arise from the sale of goods or the performance of services by the related Originator in the ordinary course of its business and in accordance with its Credit and Collection Policy or (ii) constitutes a loan or other similar financial accommodation being provided by the applicable Originator;

(b)            any Pool Receivable (i) for which the right to receive payment thereon is contingent upon the fulfillment of any condition whatsoever (including “guaranteed” or “conditional” sales), (ii) the related Contract for which is an executory contract within the meaning of Section 365 of the Bankruptcy Code or (iii) with respect to which the related Originator is not able to bring suit or otherwise enforce the Contract in accordance with its terms against the Obligor thereof;

(c)            any Pool Receivable (i) that is subject to any active defense, counterclaim, setoff or dispute, (ii) the Originator of which (or one of its Affiliates) has established or has outstanding a Contra Account Amount or other payable in favor of the related Obligor (or one of its Affiliates), but only to the extent of such Contra Account Amount or such other payable(s) or (iii) the Contract for which expressly permits the Obligor thereof to withhold or reduce some or all of the amount of its payments owing on any Receivable in respect of any claim or set-off. The contracts listed in Exhibit J-1 (as updated from time to time with the consent of the Required Purchasers (such consent not to be unreasonably withheld, delayed or conditioned taking into account previously approved contracts)) shall not be excluded from the definition of Eligible Receivable due to this clause (c)(iii) unless such contract is subject to any active defense, counterclaim, setoff or dispute;

(d)            any Pool Receivable that is an Unbilled Receivable unless such Receivable is an Eligible Unbilled Receivable;

(e)            any Pool Receivable that is subject to any Adverse Claim or any Pool Receivable to which the Seller (or immediately prior to its transfer to the Seller, the related Originator) does not have good and marketable title;

(f)            any Pool Receivable that is subject to a payment plan or otherwise payable in installments;

(g)            any Pool Receivable that has a due date that is more than sixty (60) days after its original invoice date;

(h)            any Pool Receivable:

(i)            that is a Delinquent Receivable or a Defaulted Receivable; or

(ii)            the Obligor of which is (A) subject to an Event of Bankruptcy, (B) a natural Person, (C) a Sanctioned Person, (D) an Affiliate of any Exela Party, (E) an Affiliate of any Purchaser Party or (F) a material supplier to any Originator or an Affiliate of a material supplier; or

(iii)            the Obligor of which is a Governmental Authority that is associated with a foreign entity or government;

(i)            any Pool Receivable for which the Obligor thereof is the Obligor with respect to other Pool Receivables 50.00% or more of which (based on Unpaid Balance) are not Eligible Receivables;

(j)            any Pool Receivable that is not an “account” or “payment intangible” or is evidenced by “instruments” or “chattel paper” within the meaning of Article 9 of the UCC;

(k)            any Pool Receivable (i) that is payable in any currency other than U.S. Dollars or an Approved Alternative Currency, (ii) the Obligor of which is not a U.S. Obligor or an Eligible Foreign Obligor, (iii) the Originator thereof is organized in a jurisdiction other than (x) a State of the United States of America or (y) subject to the written approval of the Administrative Agent and each Purchaser, Canada (or a subdivision thereof), or (iv) the Contract for which is not governed by the law of the United States of America or of any state thereof (or Canada or a subdivision thereof to the extent the Obligor of such Pool Receivable was approved in writing by the Administrative Agent);

(l)            any Pool Receivable the Obligor of which is a Governmental Authority with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, such Governmental Authority required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreements have not been duly obtained, effected or given or are not in full force and effect;

(m)            any Pool Receivable for which payments thereunder are subject to any withholding Tax;

(n)            any Pool Receivable that has been re-dated, extended, compromised, settled, adjusted or otherwise modified, discounted or subject to any Dilution unless (i) such action is permitted by Section 9.02 and (ii) a corresponding Deemed Collection payment in respect of the related Pool Receivable has been made, in full, in connection therewith;

(o)            any Pool Receivable the Obligor of which is located in a jurisdiction requiring the filing of a notice of business activities report or similar report in order to permit any Exela Party to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless the related Exela Party has qualified to do business in such state, has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)            any Pool Receivable acquired or originated in a permitted acquisition (unless the Administrative Agent and the Required Purchasers have given the Servicer its prior written consent following completion of a customary due diligence investigation as to such Receivables and such acquired person, which investigation may, at the sole discretion of the Administrative Agent and the Required Purchasers, include a field examination);

(q)            any Pool Receivable that is subject to a credit that has been earned but not taken, subject to reduction as a result of a deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;

(r)            any Pool Receivable (or its related Contract) that contravenes any Applicable Law (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(s)            any Pool Receivable the Contract for which (A) unless any such consent by the Obligor has been obtained in writing, (x) requires the Obligor thereunder to consent to any transfer, sale or assignment of any rights and duties thereunder and (y) either (1) by its terms restricts any assignment of any rights to payment thereunder or (2) the related Obligor (or any of its Affiliates) is then withholding or then threatening to withhold any payments under such Contract in connection with any breach of any anti-assignment provision set forth therein or (B) contains a confidentiality provision that purports to restrict the ability of the Seller or the Secured Parties to exercise rights with respect to any Contract, including their right to review the Contract, provided that the contracts listed in Exhibit J-2 shall not be excluded from the definition of Eligible Receivables due to this clause (s);

(t)            any Pool Receivable the transfer, sale or assignment of which contravenes any Applicable Law;

(u)            any Pool Receivable the Obligor of which has not been directed and required to remit Collections in respect thereof directly to a Collection Account;

(v)            any Pool Receivable that does not (A) satisfy all applicable requirements of the Credit and Collection Policy or (B) comply with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Administrative Agent may from time to time specify;

(w)            any Pool Receivable that has not been transferred by an Originator to the Pledgor and subsequently by the Pledgor to the Seller pursuant to the Purchase and Sale Agreements or, with respect to which transfer, any conditions precedent to such transfer under any Purchase and Sale Agreement have not been met;

(x)            any Pool Receivable which (i) arises from a sale of accounts made as part of a sale of a business or constitutes an assignment for the purpose of collection only, (ii) is a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract or (iii) is a transfer of an interest in or an assignment of a claim under a policy of insurance;

(y)            any Pool Receivable (i) which relates to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods or (ii) representing unapplied cash;

(z)            any Pool Receivable for which the related Originator has not recognized the related revenue on its financial books and records in accordance with GAAP;

(aa)         any Pool Receivable with respect to which not all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreements have been duly obtained, effected or given and are in full force and effect;

(bb)         any Pool Receivable the purchase of which is not a “current transaction” within Section 3(a)(3) of the Securities Act;

(cc)         any Pool Receivable which does not represent all or a part of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act or which is not an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(dd)         any Pool Receivable the purchase of which by the Seller under the Second Tier Purchase and Sale Agreement, or the transactions contemplated hereby, constitutes a Security;

(ee)         any Pool Receivable which is supported by the actual or inchoate mechanics, supplier, materialmen, laborers, employees or repairman liens or other rights to file or assert any of the foregoing;

(ff)          [reserved];

(gg)        any Pool Receivable that is, or the related Obligor thereof is, otherwise unacceptable to the Administrative Agent in its respective Permitted Discretion and is so designated in a written notice to the Servicer; or

(hh)        any Pool Receivable (i) for which the related Originator has classified as “due immediately” or any other internal classification now existing or hereinafter created that has the same or any similar meaning as the foregoing or (ii) which is subject to cash-on-delivery or cash-in-advance payment terms.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) not more than thirty (30) days have expired since the date such Unbilled Receivable arose.

“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Purchasers or the Administrative Agent of any applicable Anti-Terrorism Law if the Purchasers or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Equipment” means “equipment” as such term is defined in Article 9 of the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any final rule or regulation issued thereunder and in effect.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.11(d).

“Erroneous Payment Impacted Purchasers” has the meaning assigned to it in Section 11.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in the Section 11.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.11(d).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)            (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b)            such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit its potential inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration Amount” means the sum of the following amounts, without duplication:

(a)            the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Unpaid Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables denominated in an Approved Alternative Currency, over (ii) $2,500,000; plus

(c)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool; plus

(d)            the excess (if any) of (i)  the aggregate Unpaid Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the Unbilled Receivable Concentration Limit; plus

(e)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are a Governmental Authority, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool; plus

(f)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than sixty (60) days but less than ninety-one (91) days from the original due date for such payment, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate initial Unpaid Balance of all Pool Receivables originated by the Originators during the third (3rd) most recent calendar month; plus

(g)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables, the Originator of which is the TX Originator, over (ii) $250,000; plus

(h)            the aggregate amount of customer deposits or advance payments held by any Exela Party (or an Affiliate thereof) on behalf of each Person (or any Affiliate thereof) that is an Obligor with respect to any Eligible Receivables then in the Receivables Pool to the extent of such Eligible Receivables.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) owed to any Exela Party by Energizer Holdings, Inc.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Purchaser or required to be withheld or deducted from a payment to a Purchaser: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in the Investments or Commitment pursuant to a law in effect on the date on which (i) such Purchaser makes an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed pursuant to FATCA and (d) Taxes imposed as a result of the failure of any Purchaser or Affected Person failing to satisfy the requirements of Section 5.03(f) hereof.

“Exela” has the meaning set forth in the preamble to this Agreement.

“Exela Parties” means Exela, the Initial Servicer, the Seller, the Pledgor, the Parent, each Originator and the Performance Guarantor.

“Existing Loans” means the “Loans” outstanding under and as defined in the Original LSA as of the Original Closing Date.

“Existing Specified Secured Debt” means any Debt evidenced by the Credit Agreement or the Notes Indenture.

“Existing Specified Secured Debt Documents” means the Credit Agreement, Notes Indenture, Existing Specified Secured Debt Security Agreement and any other “Credit Agreement Documents” and “Notes Indenture Documents” (each as defined in the Existing Specified Secured Debt Security Agreement).

“Existing Specified Secured Debt Security Agreement” means the Collateral Agency and Security Agreement (First Lien), dates as of July 12, 2017, among Exela Intermediate LLC, the subsidiary borrowers party thereto, and Royal Bank of Canada, as collateral agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Exposure Percentage” means, with respect to any Purchaser at any time, the percentage obtained by dividing (a) the greater of (i) such Purchaser’s Commitment at such time and (ii) the sum of such Purchaser’s Capital at such time, plus such Purchaser’s Commitment Percentage of the LC Participation Amount at such time, by (b) the sum of the amounts determined pursuant to clause (a) above for all Purchasers at such time.

“Facility Limit” means $150,000,000. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Exposure at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.09.

“Fees” has the meaning specified in Section 2.09.

“Final Payout Date” means the date on or after the Seller Obligations Final Due Date when (i) the Aggregate Capital has reduced to zero and Aggregate Yield have been paid in full in cash, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all Seller Obligations shall have been paid in full in cash, (iv) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full in cash and (v) all accrued Servicing Fees have been paid in full in cash.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Tier Purchase and Sale Agreement” means the Amended and Restated First Tier Purchase and Sale Agreement, dated as of the Closing Date, among the Initial Servicer, the Originators, as sellers, and the Pledgor, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Foreign Jurisdiction” means any jurisdiction other than the United States and Canada.

“Fronting Exposure” means, at any time there is a Defaulting Purchaser, such Defaulting Purchaser’s Commitment Percentage of the LC Participation Amount with respect to Letters of Credit issued by such LC Bank other than the LC Participation Amount as to which such Defaulting Purchaser’s participation obligation has been reallocated to other Purchasers or cash collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning set forth in Section 3.10.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group A Obligor,” “Group B Obligor” or “Group C Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with both:

(a)            a short-term rating of at least “A1” (in the case of a Group A Obligor), “A2” (in the case of a Group B Obligor) or “A3” (in the case of a Group C Obligor), in any case, by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” (in the case of a Group A Obligor), “BBB+” (in the case of a Group B Obligor) or “BBB-” (in the case of a Group C Obligor), in any case, or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and

(b)            a short-term rating of at least “P-1” (in the case of a Group A Obligor), “P-2” (in the case of a Group B Obligor) or “P-3” (in the case of a Group C Obligor), in any case, by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “A1” (in the case of a Group A Obligor), “Baa1” (in the case of a Group B Obligor) or “Baa3” (in the case of a Group C Obligor), in any case, or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities;

provided, however, if such Obligor is rated by only one of S&P or Moody’s, then such Obligor will be a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) shall be deemed to be a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) and shall be aggregated with its parent Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” unless such Subsidiary Obligor separately satisfies the definition of Group A Obligor, Group B Obligor or Group C Obligor (as the case may be), in which case such Obligor shall be separately treated as a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be), as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are also Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Guaranteed Obligations” has the meaning set forth in Section 15.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” means a person selected by a Bankruptcy Remote Entity (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) which is an individual provided by Global Securitization Services, LLC, Corporation Service Company, CT Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company, (d) who is duly appointed as an Independent Manager and is not, will not be while serving as Independent Manager (except as provided herein) and shall not have been at any time during the preceding five (5) years, any of the following: (i) a stockholder, director (other than as an independent director), officer, employee, partner, attorney or counsel of such Bankruptcy Remote Entity, any Affiliate of such Bankruptcy Remote Entity or any direct or indirect parent of such Bankruptcy Remote Entity; (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such Bankruptcy Remote Entity or any Affiliate of such Bankruptcy Remote Entity; (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent director or independent manager of a “special purpose entity” affiliated with such Bankruptcy Remote Entity shall be qualified to serve as an Independent Manager, provided that the fees that such individual earns from serving as independent manager of Affiliates of such Bankruptcy Remote Entity in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Manager of such Bankruptcy Remote Entity if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Ineligible Institution” means the Persons identified in writing to the Administrative Agent by the Seller on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Seller from time to time with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) as competitors of the Seller, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”) which designation shall become effective two (2) Business Days after it is delivered to the Administrative Agent, but which shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation in the Investment solely with respect to such previously acquired Investment or participation.

“Information Package” means a report, in substantially the form of Exhibit E.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Closing Date, which list is attached as Exhibit M hereto.

“Initial Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Initial Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Initial Servicer Replacement Event” has the meaning set forth in Section 9.04(a).

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interim Collection Account” means each of the accounts (and any related lock-box or post office box) so specified in Schedule IV.

“Interim Report” means (a) an interim report in substantially the form of Exhibit H-1 and (b) to the extent such interim report is being delivered in connection with any Release, a certificate of a Responsible Officer, substantially in the form of Exhibit H-2 (a “Release Certificate”), together with all relevant information and calculations reasonably requested by the Administrative Agent, setting out the amount of such Release and demonstrating compliance with each condition applicable to the making of Release under Section 6.03 and Section 9.03(c).

“Investment” means an Investment made by a Purchaser pursuant to Section 2.01. Where the context so requires (including with respect to the accrual of Yield and Fees) references to an “Investment” or “Investments” shall be deemed to also refer to the Capital thereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent pursuant to Section 2.02(b).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Bank” means PNC, as the issuer of Letters of Credit from time to time hereunder.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Purchasers), or such other account as may be so designated as such by the Administrative Agent.

“LC Facility Sublimit” means $25,000,000.

“LC Issuance” means the issuance, amendment or extension of any Letter of Credit hereunder.

“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent, the LC Bank and the Purchasers pursuant to Section 3.02(a).

“Letter of Credit” or “Letters of Credit” means any stand-by letter of credit (and not a commercial or trade letter of credit) issued by the LC Bank at the request of the Seller pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 3.02(a).

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Liquidity” means, at any time, the sum of (a) the Unrestricted Cash held by the Parent and its Subsidiaries at such time (provided, that all amounts then on deposit in any Collection Account, shall be considered “restricted” for such purpose; provided, further that if an Interim Report has been delivered not more than seven (7) days prior to the date of calculation, the following amounts in a Collection Account shall be deemed “unrestricted” (and may be included in “Liquidity”): the positive excess, if any, of amounts in a Collection Account over the sum of (i) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Amounts, in each case, through such date of determination and (ii) the aggregate amount of all other unpaid Seller Obligations then due and owing through such date of determination), plus (b) the aggregate amount of cash then available to be borrowed (but which has not been borrowed) by the Parent and its Subsidiaries under their respective committed credit facilities (excluding, for the avoidance of doubt, the transactions contemplated by this Agreement) and which may be drawn within not more than three (3) Business Days subject only to satisfaction of customary conditions precedent (such as delivery of a borrowing request) that do not include (i) the counterparty thereunder having any discretion to approve such borrowing or having to waive any conditions precedent to such borrowing or (ii) the satisfaction of any borrowing base or similar collateral tests that are not then satisfied

“Loss Horizon Ratio” means, at any time, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a)            the aggregate initial Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the number of most recently ended calendar months equal to the sum of (i) the Loss Horizon Terms Component as of such day plus (ii) 3.25; provided that with respect to any fraction of a calendar month, the aggregate initial Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such fraction of a calendar month shall be calculated as a percentage of the aggregate initial Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the applicable calendar month; by

(b)            the Net Pool Balance plus the Unpaid Balance of all Pool Receivables excluded from the Net Pool Balance for failing to satisfy clause (z) of Eligible Receivable plus the amount of any Excess Concentration Amount attributable to clause (h) thereof.

“Loss Horizon Terms Component” means, at any time of determination, the greater of (i) 0.0% and (ii) the percentage determined pursuant to the following formula:

1.0 x WACT – 30

30

where WACT equals the Weighted Average Credit Terms of the most recent Fiscal Month.

“Loss Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) 2.50, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive calendar months during the twelve (12) most recent calendar months, multiplied by (c) the Loss Horizon Ratio.

“Material Action” is defined in the Seller’s limited liability company agreement.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)            (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Exela Party to perform its obligations under this Agreement or any other Transaction Document;

(b)            (i) the validity or enforceability of any Transaction Document or (ii) the value, validity, enforceability or collectability of the Pool Receivables, the Related Security with respect thereto or, in each case, any non-de minimis portion thereof, including if such event or circumstance would increase the days to pay or Dilution with respect to the Pool Receivables or any portion thereof;

(c)            the status, existence, perfection, priority, enforceability or other rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Sold Assets and Seller Collateral; or

(d)            (i) if a particular Person is specified, the business, assets, liabilities, property, operations, financial condition, results of operations or cash flows of such Person or (ii) if a particular Person is not specified, the business, assets, liabilities, properties, operations, financial condition results of operations or cash flows of any Exela Party.

“Minimum Dilution Reserve Percentage” means, at any time, the product of (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent calendar months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, prior to the thirtieth day after the Closing Date, zero, and on and after the thirtieth day after the Closing Date, an amount equal to the lesser of (a) the product of (i) 0.75, multiplied by (ii) the aggregate Commitment of all Purchasers at such time and (b) the Capital Coverage Amount at such time.

“Monthly Settlement Date” means the eighteenth (18th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Exela Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus the Excess Concentration Amount at such time.

“Non-Defaulting Purchaser” means, at any time, each Purchaser that is not a Defaulting Purchaser at such time.

“Notes Indenture” means the indenture governing the 11.50% first-priority senior secured notes due 2026, dated as of December 9, 2021, among Exela Intermediate LLC and Exela Finance Inc., as issuers, and Wilmington Trust, National Association, as trustee, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Notice Date” has the meaning set forth in Section 3.02(b).

“Obligor” means any Person obligated to make payments with respect to a Receivable, including any guarantor thereof or co-obligor.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Unpaid Balance of the Eligible Receivables of such Obligor and its Affiliates, and (b) the denominator of which is the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Closing Date” means December 10, 2020.

“Original LSA” has the meaning set forth in the preliminary statements to this Agreement.

“Originator” has the meaning set forth in the First Tier Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators in accordance with the terms of the First Tier Purchase and Sale Agreement.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, filing, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of yield charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Parent” means Exela Technologies, Inc., a Delaware corporation.

“Parent Change of Control” has the meaning set forth on Exhibit I.

“Participant Register” has the meaning set forth in Section 14.03(h).

“Participation Advance” has the meaning set forth in Section 3.04(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Payment Recipient” has the meaning assigned to it in Section 11.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code, and that is maintained by or contributed to by any Exela Party or any of their respective ERISA Affiliates, or to which any such entity is obligated to contribute.

“Performance Guarantor” means the Parent.

“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Discretion” means, with respect to any Person, such Person’s judgment as to any factor, event, condition or other circumstance arising after the Closing Date or based on facts not known to such Person as of the Closing Date which the such Person reasonably determines (a) with respect to the Sold Assets and Seller Collateral, will or could be expected to adversely affect in any material respect the value or collectability of the Sold Assets and Seller Collateral, the enforceability or priority of the Administrative Agent’s interest therein or the amount which the Administrative Agent or the Purchasers would be likely to timely receive in the collection or liquidation of such Sold Assets and Seller Collateral or (b) with respect to any Exela Party, will or could be expected to adversely affect in any material respect such Exela Party’s ability to perform its duties with the appropriate standard of care, including without limitation, if such factors, events, conditions or other circumstances suggest any report or financial information delivered to the Administrative Agent or the Purchasers by any Exela Party is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, such Person may consider, without duplication, factors already included in or tested by the definition of Eligible Receivables, and any other factors arising after the Closing Date that may change the creditworthiness of the transaction.

“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.

“Pledge and Guaranty Agreement” means that certain Amended and Restated Pledge and Guaranty Agreement, dated as of the Closing Date, by the Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Pledgor” means Exela Receivables 3 HoldCo, LLC.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time, or if such rate is no longer quoted therein, any similar rate quoted therein as determined by the Administrative Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Purchaser may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Purchase and Sale Agreement” means each of the First Tier Purchase and Sale Agreement and the Second Tier Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Purchaser” means each Person that is or becomes a party to this Agreement in the capacity of a Purchaser.

“Purchaser’s Account” means, with respect to any Purchaser, the account(s) from time to time designated in writing by the applicable Purchaser to the Administrative Agent for purposes of receiving payments to or for the account of the members of such Purchaser hereunder.

“Purchaser Fees” has the meaning specified in Section 2.09.

“Purchaser Party” means each Purchaser, the LC Bank, the Structuring Agent and the Administrative Agent.

“Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, including the right to payment of any interest, finance charges, fees and other payment obligations of such Person with respect thereto; provided, however, that Excluded Receivables shall not constitute Receivables.

“Receivables Pool” means at any time all then outstanding Receivables (including both Sold Receivables and Unsold Receivables) sold or contributed or purported to be sold or contributed to Seller pursuant to the Second Tier Purchase and Sale Agreement.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Exela Party with respect to, or that evidence or relate to, the Pool Receivables, the Obligors of such Pool Receivables, any Related Security or the origination, collection or servicing of any of the foregoing.

“Reduction Notice” means a notice delivered pursuant to Section 2.02(g), in substantially the form of Exhibit L.

“Register” has the meaning set forth in Section 14.03(c).

“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).

“Related Fund” means, with respect to any Purchaser that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor.

“Related Security” means, with respect to any Receivable:

(a)            all of the Seller’s, the Pledgor’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)            all instruments and chattel paper that may evidence such Receivable;

(c)            all of the Seller’s, the Pledgor’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;

(d)            all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(e)            all of the Seller’s, the Pledgor’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance, letter of credit rights and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f)            all books and records of the Seller, the Pledgor and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing;

(g)            all of the Pledgor’s rights, interests and claims under the First Tier Purchase and Sale Agreement and the other Transaction Documents; and

(h)            all of the Seller’s rights, interests and claims under the First Tier Purchase and Sale Agreement, the Second Tier Purchase and Sale Agreement and the other Transaction Documents.

“Release” has the meaning set forth in Section 4.01(a).

“Release Certificate” has the meaning set forth in the definition of “Interim Report”.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Purchasers or the Administrative Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; (c) any Sold Assets and Seller Collateral becomes Embargoed Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations, warranties or covenants set forth in Section 7.01(bb), Section 7.02(v), Section 8.01(m) or Section 8.04(n) of this Agreement.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than an event for which the 30-day notice period is waived.

“Required Purchasers” means, at any time of determination, one or more Purchasers with aggregate Exposure Percentages that (when added together) equal or exceed fifty percent (50%) at such time (excluding the Exposures of any Defaulting Purchasers).

“Required Reserves” means, at any time, the product of:

(a)            the Net Pool Balance at such time; multiplied by

(b)            the Total Reserve Percentage at such time.

“Resignation Effective Date” has the meaning set forth in Section 11.07(a).

“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Exela Party or any employee of any Exela Party responsible for the administration of the obligations of any Exela Party under this Agreement or any other Transaction Document.

“Restricted Cash” means, at any time of determination cash which is listed as “Restricted” on the consolidated balance sheet of the Seller at such time.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Date” means each of the following: (a) the Closing Date, (b) the date of each Investment, (c) the last day of each calendar month unless the Seller has (in its discretion) notified the Administrative Agent and each Purchaser in writing that such day shall not be a Sale Date, and (d) each other day (if any) designated as a “Sale Date” by the Seller in its discretion by prior written notice thereof to the Administrative Agent and each Purchaser; provided, however, that no Sale Date shall occur on or after any Amortization Event.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.

“Sanctioned Person” means, (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Laws apply to this Agreement.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union or any relevant member states thereof.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agencies.

“Second Tier Purchase and Sale Agreement” means the Amended and Restated Second Tier Purchase and Sale Agreement, dated as of the Closing Date, among the Initial Servicer, the Pledgor, as seller, and the Seller, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 15.09(a).

“Seller Guaranty” has the meaning set forth in Section 15.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligations” means all present and future indebtedness, reimbursement obligations (including the Reimbursement Obligation), and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all outstanding Capital and Yield on the Investments and Capital, reimbursement for drawings under Letters of Credit, all Fees, Capital Reduction Premiums and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, premiums, indemnifications or otherwise), including interest, fees, premiums and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller Obligations Final Due Date” means the earlier to occur of (i) June 17, 2025 or (ii) the date on which the Investments become due and payable pursuant to Section 10.01.

“Servicer” means (a) at any time prior to the Servicing Transfer Date, the Initial Servicer and (b) thereafter, the Successor Servicer.

“Servicing Fee” means the fee referred to in Section 9.07(a) of this Agreement.

“Servicing Transfer Date” means (a) any date following the occurrence of an Initial Servicer Replacement Event designated as such by the Required Purchasers in a written notice to the Seller, Successor Servicer, Administrative Agent and each other Purchaser or (b) the expiration date of any Short-Term Servicing Arrangement.

“Servicing Transition Expenses” means reasonable costs and expenses (including Attorney Costs) incurred by or payable to a Successor Servicer in connection with the transfer of servicing to a Successor Servicer following the Servicing Transfer Date, including, without limitation, costs and expenses incurred in connection with transferring all necessary servicing files and records relating to the Contracts, Receivables and Related Security and amending this Agreement to reflect the transfer of servicing, which shall be approved in writing by the Administrative Agent.

“Settlement Date” means with respect to any Investment for any Yield Period or any Yield or Fees, (i) the Monthly Settlement Date and (ii) each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Required Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Required Purchasers) may select such Settlement Date to occur as frequently as daily).

“Settlement Period” means (a) the period from the Original Closing Date to the end of the next calendar month thereafter and (b) thereafter, each subsequent calendar month; provided, that the last Settlement Period shall end on the Final Payout Date.

“Short-Term Servicing Arrangement” has the meaning set forth in Section 9.04.

“Sold Assets” has the meaning set forth in Section 2.01(c).

“Sold Receivables” means, collectively, (collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(c) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in any projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“SourceHOV Settlement Agreement” means the Settlement Agreement and Mutual Release, dated as of December 31, 2021, by and between, on the one hand, Manichaean Capital, LLC, Charles Cascarilla, Emil Khan Woods, LGC Foundation, Inc., and Imago Dei Foundation, Inc. (collectively, as the plaintiffs), and on the other hand, SourceHOV Holdings, Inc.

“Spot Rate” means, on any day, (i) for the purpose of exchanging U.S. Dollars to Alternative Currency or Alternative Currency to U.S. Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of U.S. Dollars for Alternative Currency or Alternative Currency for U.S. Dollars to make a payment of amounts owing hereunder or under the Transaction Documents or, (a) with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency and (b) with respect to the determination of the Alternative Currency equivalent of any amount denominated in U.S. Dollars, the exchange rate at which U.S. Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for U.S. Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York City time, on such date for the purchase of U.S. Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Sub-Servicing Agreement” means the Sub-Servicing Agreement, dated as of the Closing Date, among Exela Technologies, Inc., as servicer, and the Originators from time to time party thereto as sub-servicers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Successor Servicer” means such Person as may be appointed by the Administrative Agent in accordance with Article IX.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Reserve Percentage” means, at any time, the sum of (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage, and (y) the sum of the Dilution Reserve Percentage plus the Loss Reserve Percentage.

“Tranche” means specified portions of Investments outstanding as follows: (a) any Investments to which a BSBY Rate Option applies under the same Investment Request by the Seller and which have the same Yield Period shall constitute one Tranche, (b) all Investments to which a Daily BSBY Floating Rate Option applies shall constitute one Tranche and (c) all Investments to which a Base Rate Option applies shall constitute one Tranche.

“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, the Agent Fee Letter, Sub-Servicing Agreement, the Performance Guaranty, the Pledge and Guaranty Agreement, the Limited Liability Company Agreement of the Seller and the Limited Liability Company Agreement of the Pledgor and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“TX Originator” means SOURCECORP Management, Inc., a Texas corporation.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unbilled Receivable Concentration Limit” means, at any time of determination, an amount equal to the product of (x) 10.00%, multiplied by (y)  the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool.

“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.

“Unpaid Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof. The Unpaid Balance (or any portion thereof) of any Receivable (or portion thereof) denominated or payable in a currency other than U.S. Dollars shall be expressed as the applicable U.S. Dollar Equivalent thereof in accordance with Section 4.02(e).

“Unrestricted Cash” shall mean at any time of determination (x) with respect to the Parent, cash or cash equivalents of the Parent or any of its Subsidiaries organized under the laws of the United States, or any state thereof, that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of such Subsidiaries at such time and (y) with respect to the Seller, an amount equal to the excess, if any, of (i) cash or cash equivalents of the Seller held in an account that is subject to an Account Control Agreement, that is not Restricted Cash at such time, minus (ii) without duplication of any Restricted Cash, the aggregate amount of the Required Reserves at such time.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in U.S. Dollars, such amount and (b) any amount denominated in an Alternative Currency, the U.S. Dollar equivalent of such amount of such Alternative Currency determined by reference to the Spot Rate determined as of such determination date.

“U.S. Dollars” means dollars in lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligor” means an Obligor of that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“U.S. Person” means any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Weighted Average Credit Terms” means for any Fiscal Month, the weighted average (weighted based on Unpaid Balance) payment terms (computed in days and calculated based on the difference between the original invoice date and the stated due date for payment) of invoices for all Pool Receivables (other than Delinquent Receivables) as of the last day of such Fiscal Month.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Seller, the Performance Guarantor, and the Administrative Agent.

“Yield” means, for each Investment for any day during any Yield Period (or portion thereof), the amount of yield accrued on the Capital of such Investment during such Yield Period (or portion thereof) in accordance with Section 2.03.

“Yield Period” means, with respect to each Investment, (a) if no Event of Termination is then continuing: (i) initially, the period commencing on the date such Investment is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of such Settlement Period and (ii) thereafter, each Settlement Period and (b) on and after the occurrence of an Event of Termination, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Required Purchasers) or, in the absence of any such selection, each Settlement Period; provided that if a Yield Period would otherwise expire on a day that is not a Business Day, such Yield Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Yield Period shall expire on the immediately preceding Business Day.

“Yield Rate Option” means any BSBY Rate Option, Daily BSBY Floating Rate Option or Base Rate Option.

“Yield Reserve Percentage” means, at any time, the percentage determined as follows: (a) 1.50, multiplied by (b) the Days’ Sales Outstanding, multiplied by (c) the sum of the Daily BSBY Floating Rate at such time, plus the Drawn Fee Rate at such time, plus the Servicing Fee Rate, divided by (d) 360.

Section 1.02.      Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; and (m) the term “or” is not exclusive.

Section 1.03.      Amendment and Restatement; No Novation. The parties hereto acknowledge and agree that (i) this Agreement amends and restates and supersedes and replaces the Original LSA as set forth in this Agreement, and occurrence of the Closing Date, this Agreement restates and, where applicable, amends the Original LSA, including the addition of certain new Purchasers party to this Agreement and the replacement of the administrative agent under the Original LSA with PNC Bank, National Association as Administrative Agent hereunder; (ii) the Existing Loans shall become Investments in connection with the Purchaser’s acquisition of the Receivables designated as Sold Receivables on the Closing Date under this Agreement; (iii) the execution and effectiveness of this Agreement does not constitute a novation, payment and reborrowing under the Original LSA as in effect prior to the date hereof; (iv) such obligations (as amended and restated and superseded and replaced hereby) are in all respects continuing as provided in this Agreement and in the other Transaction Documents (as amended or amended and restated as of the date hereof); and (v) the Transaction Documents (as amended or amended and restated as of the date hereof), and the grants of security interests thereunder, remain in full force and effect and are hereby ratified and confirmed; (vi) any Liens under the Transaction Documents as in effect prior to the date hereof in all respects are continuing and in full force and effect and secure the payment of such respective continuing obligations hereunder.

Section 1.04.      Unavailability of BSBY Screen Rate. Section 2.06(d) of this Agreement provides a mechanism for determining an alternative rate of yield in the event that the BSBY Screen Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the BSBY Screen Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 1.05.      Conforming Changes Relating to BSBY. With respect to the BSBY Screen Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

Section 1.06.      Administrative Agent Decision Making. Notwithstanding anything else contained herein to the contrary, to the extent any document, action, report or other item is required to be satisfactory or acceptable to the Administrative Agent (including exercising the Administrative Agent’s Permitted Discretion, if applicable), the Administrative Agent may request any document, report or other time.

Article II

TERMS OF THE INVESTMENTS

Section 2.01.      Purchase Facility.

(a)            [Reserved].

(b)            Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Purchaser, severally and not jointly, agrees to make payments of Capital to the Seller from time to time, ratably in accordance with its Commitment from time to time during the period from the Closing Date to the Seller Obligations Final Due Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment for all purposes. Under no circumstances shall any Purchaser be obligated to make any such Investment if any condition precedent specified in Section 6.02 is not satisfied with respect thereto.

(c)            Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on each Sale Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(d)            Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) on each Sale Date pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(e) and 14.14). For the avoidance of doubt, this clause (d) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder or otherwise under this Agreement or any other Transaction Document.

(e)            Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(c) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(f)            Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(c) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and the Seller shall transfer pursuant to Section 2.01(c) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables and (ii) the Seller shall not select Sold Receivables in a manner that results in the aggregate Unpaid Balance of Sold Receivables exceeding the Aggregate Capital. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause (i) all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and (ii) the aggregate unpaid balance of each Obligor’s Sold Receivables to be identified on each Information Package delivered hereunder.

Section 2.02.      Making Investments; Repayment of Capital.

(a)            Investments may only be requested in U.S. Dollars and the Purchasers are only obligated to fund Investments in U.S. Dollars. For the avoidance of doubt, no Investments may be requested in, nor shall any Investment be funded in, an Alternative Currency.

(b)            Each Investment hereunder shall be made on at least three (3) Business Days’ (or such shorter period as may be acceptable to the Administrative Agent) prior written request from the Seller to the Administrative Agent in the form of an Investment Request attached hereto as Exhibit A, provided that, at any time when PNC (or an Affiliate thereof)  is the Administrative Agent hereunder, if the Seller enters into a separate written agreement with the Administrative Agent regarding Administrative Agent’s PINACLE® auto-advance service (or any similar or replacement electronic investment administration service implemented by the Administrative Agent), then any request for an Investment made using such service shall constitute an Investment Request, and each Investment made pursuant to such service shall be made on the date such Investment Request is received by the Administrative Agent.  Each such request for an Investment shall be made no later than 10:00 a.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Investment(s) requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Purchasers (which shall be ratable based on the Commitments), (iii) the date such requested Investment is to be made (which shall be a Business Day) and (iv) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables.

(c)            On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Administrative Agent not later than 12:00 p.m. (New York City time) in same day funds an aggregate amount equal to the amount of such Investments requested, to the Administrative Agent’s Account. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in this Article II or Article VI and receipt of the requested funds, the Administrative Agent shall make the proceeds of such Investments available to the Seller on the date specified in the applicable Investment Request by causing an amount of same day funds in U.S. Dollars equal to the proceeds of all such Investments received by the Administrative Agent from the Purchasers to be credited to the account set forth in the related Investment Request.

(d)            [Reserved].

(e)            [Reserved].

(f)            Unless the Administrative Agent shall have been notified by any Purchaser prior to the date of the applicable Investment that such Purchaser does not intend to make available to the Administrative Agent the amount of such Purchaser’s Investment requested on the date of such Investment, the Administrative Agent may assume that such Purchaser has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Seller a corresponding amount on such date. If such corresponding amount is not in fact made available to the Administrative Agent by such Purchaser, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Purchaser together with interest thereon, for each day from the date of such Investment until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Purchaser does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Seller and the Seller shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Investment until the date such amount is paid to the Administrative Agent, at the Base Rate. Nothing in this Section 2.02(f) shall be deemed to relieve any Purchaser from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Seller may have against any Purchaser as a result of any default by such Purchaser hereunder.

(g)            Voluntary Reductions in Capital; Commitment Reductions; Mandatory Reductions in Capital.

(i)            Any time after the Closing Date, the Seller may make a reduction in Capital on any Business Day in whole or in part (together with any Breakage Amounts) in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided, that:

(A)            all such reductions in Capital shall be made, upon not less than three Business Days’ (given by 3:00 pm New York time) prior written notice given to Administrative Agent in the form of a Reduction Notice attached hereto as Exhibit L on the date required (and Administrative Agent will promptly notify each Purchaser of the receipt of such notice); provided that the Seller shall not provide any such notice, and no such notice shall be effective, if after giving effect thereto, the Aggregate Exposure would be an amount less than the Minimum Funding Threshold. Upon the giving of any such notice, the amount of Capital specified in such notice shall become due and payable on the reduction date specified therein;

(B)            any such voluntary reduction in Capital hereunder shall be accompanied with the Capital Reduction Premium (if any) in accordance with the Fee Letter;

(C)            any such voluntary reduction in Capital hereunder shall be applied to the Investments and among the Purchasers ratably based on such Purchaser’s Investment; and

(D)            any accrued Yield and Fees and any associated Breakage Amount in respect of such reduction in Capital shall be paid on the immediately following Settlement Date (to the extent such reduction date is not a Settlement Date).

(ii)            In connection with any disposition of any assets of the Seller constituting Sold Assets and Seller Collateral in connection with a Business Unit Sale, the Seller shall reduce Capital in an amount equal to 100% of the net proceeds of such disposition attributable to such Sold Assets and Seller Collateral included in such Business Unit Sale, as reasonably determined by the Seller and Administrative Agent.

(h)            Provided that no Initial Servicer Replacement Event, Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, upon notice to the Administrative Agent and each Purchaser, the Seller may from time to time request during the term of this Agreement that each of the Purchasers ratably increase their respective Commitments, in an aggregate amount such that after giving effect to all such requests the Facility Limit shall not exceed $150,000,000. At the time of sending any such notice with respect to the Purchasers, the Seller (in consultation with the Administrative Agent) shall specify (i) the aggregate amount of such increase (such amount, the “Requested Facility Limit Increase”) and (ii) the time period within which the Purchasers are requested to respond to the Seller’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent). Each of the Purchasers shall notify the Administrative Agent, the Seller and the Servicer within the applicable time period (which shall not be less than ten (10) Business Days) whether or not such Purchaser agrees, in its sole discretion, to make such ratable increase to such Purchaser’s Commitment or otherwise agrees to any lesser increase in its Commitment. Any Purchaser not responding within such time period shall be deemed to have declined to consent to an increase in such Purchaser’s Commitment. In the event that one or more Purchasers fails to consent to all or any portion of any such request for an increase in its Commitment, the Seller may (in consultation with the Administrative Agent) request that any unaccepted portion of the requested increases in Commitments be allocated to one or more willing Purchasers as agreed in writing among the Seller, the Administrative Agent and such willing Purchasers (in each case, in their sole discretion), such that such Purchasers’ increase in their Commitment exceeds each such Purchaser’s ratable share. Any such Purchaser may agree, in its sole discretion, to such increase in its Commitment. If the Commitment of any Purchaser is increased in accordance with this Section 2.02(h), the Administrative Agent, the Purchaser, the Seller and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase and, if applicable, rebalance Capital among the Purchasers such that after giving effect thereto, the aggregate outstanding Capital of the Purchasers is distributed ratably among the Purchasers. Notwithstanding anything to the contrary in Section 14.01, the Administrative Agent and the Seller are expressly permitted, without the consent of the other Purchasers, to amend (or amend and restate) the Transaction Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increase pursuant to this Section 2.02(h).

Section 2.03.      Yield and Fees. The Seller shall pay yield in respect of the outstanding Capital as selected by it from the Base Rate Option, Daily BSBY Floating Rate Option or BSBY Rate Option specified below applicable to the Investments, it being understood that, subject to the provisions of this Agreement, the Seller may select different Yield Rate Options and different Yield Periods to apply simultaneously to the Investments comprising different Tranches and may convert to or renew one or more Yield Rate Options with respect to all or any portion of the Investments comprising any Tranche; provided that there shall not be at any one time outstanding more than three (3) Tranches; provided further that if an Event of Termination exists and is continuing, the Seller may not request, convert to, or renew the BSBY Rate Option or Daily BSBY Floating Rate Option for any Investments and the Required Purchasers may demand that all existing Tranches accruing yield under the BSBY Rate Option or Daily BSBY Floating Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Seller to pay any Breakage Amounts in connection with such conversion. If at any time the designated rate applicable to any Investment made by any Purchaser exceeds such Purchaser’s highest lawful rate, the rate of yield on such Purchaser’s Investment shall be limited to such Purchaser’s highest lawful rate.

(a)            Yield Rate Options. The Seller shall have the right to select from the following Yield Rate Options applicable to the Investments:

(i)            Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate, such yield rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)            BSBY Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the BSBY Rate as determined for each applicable Yield Period; or

(iii)            Daily BSBY Floating Rate Option: A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal the Daily BSBY Floating Rate, such rate to change automatically from day to day and time to time in accordance with the definition thereof.

(b)            Rate Quotations. The Seller may call the Administrative Agent on or before the date on which an Investment Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent, the LC Bank or the Purchasers nor affect the rate of yield which thereafter is actually in effect when the election is made.

Section 2.04.      Yield Periods. At any time when the Seller shall select, convert to or renew a BSBY Rate Option, the Seller shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such BSBY Rate Option by delivering an Investment Request. The notice shall specify a Yield Period during which such Yield Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a BSBY Rate Option:

(a)            Amount of Tranche. Each Tranche of Investments under the BSBY Rate Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.02(b); and

(b)            Renewals. In the case of the renewal of a BSBY Rate Option at the end of a Yield Period, the first day of the new Yield Period shall be the last day of the preceding Yield Period, without duplication in payment of yield for such day.

Section 2.05.      Yield After Default. To the extent permitted by Applicable Law, upon the occurrence of an Event of Termination and until such time such Event of Termination shall have been waived, at the discretion of the Administrative Agent or upon written demand by the Required Purchasers to the Administrative Agent:

(a)            Yield Rate. The rate of yield for each Investment otherwise applicable pursuant to Section 2.03(a), shall be increased by 2.00% per annum;

(b)            Other Obligations. Each other Seller Obligation hereunder if not paid when due shall accrue yield at a rate per annum equal to the sum of the rate of yield applicable to Investments under the Base Rate Option plus an additional 2.00% per annum from the time such Seller Obligation becomes due and payable until the time such Seller Obligation is paid in full; and

(c)            Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 2.05(c) reflects, among other things, the fact that such Investments or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such yield shall be payable by Seller upon demand by Administrative Agent.

Section 2.06.      BSBY Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)            Unascertainable; Increased Costs. If, on or prior to the first day of a Yield Period:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) BSBY Rate or Daily BSBY Floating Rate Option cannot be determined because it is not available or published on a current basis; (y) adequate and reasonable means do not otherwise exist for determining any requested Yield Periods with respect to an existing or proposed BSBY Rate Investment; or (z) a fundamental change has occurred with respect to the BSBY Rate or Daily BSBY Floating Rate (including, without limitation, changes in national or international financial, political or economic conditions), and

(ii)            any Purchaser determines that for any reason in connection with any request for a BSBY Rate Investment or Daily BSBY Floating Rate Investment or a conversion thereto or a continuation thereof that the BSBY Rate for any requested Yield Period with respect to a proposed BSBY Rate Investment or Daily BSBY Floating Rate Investment does not adequately and fairly reflect the cost to such Purchaser of funding such Investment, then the Administrative Agent shall have the rights specified in Section 2.06(c).

(b)            Illegality. If at any time any Purchaser shall have determined that the making, maintenance or funding of any BSBY Rate Investment or Daily BSBY Floating Rate Investment has been made impracticable or unlawful by compliance by such Purchaser in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Applicable Law), then the Administrative Agent shall have the rights specified in Section 2.06(c).

(c)            Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 2.06(a) above, the Administrative Agent shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 2.06(b) above, such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrative Agent, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to or renew a BSBY Rate Investment or Daily BSBY Floating Rate Investment shall be suspended (to the extent of the affected Daily BSBY Floating Rate Investment, BSBY Rate Investment or Yield Periods) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 2.06(a) and the Seller has previously notified the Administrative Agent of its selection of, conversion to or renewal of a BSBY Rate Option or Daily BSBY Floating Rate Option and the BSBY Rate Option or Daily BSBY Floating Rate Option, as applicable, has not yet gone into effect, absent due notice from the Seller of revocation, conversion or reduction, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Investments. If any Purchaser notifies the Administrative Agent of a determination under Section 2.06(b), the Seller shall, subject to the Seller’s obligation to pay any Breakage Amounts, as to any Investment of the Purchaser to which a BSBY Rate Option or Daily BSBY Floating Rate Option applies, on the date specified in such notice either convert such Investment to the Base Rate Option otherwise available with respect to such Investment or reduce the Capital of such Investment in accordance with Section 2.02(g). Absent due notice from the Seller of conversion or reduction, such Investment shall automatically be converted to the Base Rate Option otherwise available with respect to such Investment upon such specified date.

(d)            Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Required Purchasers.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchasers of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 2.06(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 2.06(d)(iii).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will no longer be compliant with, or the administrator of such Benchmark fails to be aligned with, the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Settlement Period” or “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be compliant with, or the administration of such Benchmark fails to be aligned with, the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Settlement Period” or “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request for an Investment accruing Yield based on the BSBY Screen Rate, conversion to or continuation of Investments accruing Yield based on the BSBY Screen Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for an Investment of or conversion to Investments accruing Yield under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)            Definitions. As used in this Section 2.06(d):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of a Yield Period or (y) otherwise, any payment period for Yield calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for the Daily BSBY Floating Rate is one month.

“Benchmark” means, initially, the BSBY Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section 2.06(d) titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)            the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)            the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided; further that if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)            for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)
Twelve-Months	0.71513% (71.513 basis points)
* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

(2)            for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for Yield calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be at the end of a Yield Period and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date specified by the administrator of such Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator on which the Benchmark is or will no longer be compliant with, or the administration of such Benchmark fails to be aligned with, the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(3)            in the case of clause (4) of the definition of “Benchmark Transition Event,” the first Business Day following the fifth (5th) consecutive Business Day that all Available Tenors of such Benchmark are not published.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1), (2) and (3) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(3)            the administrator of the Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which all Available Tenors of the Benchmark are or will no longer be compliant with, or the administration of all Available Tenors of the Benchmark fails to be aligned with, the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(4)            all Available Tenors of the Benchmark are not published by the administrator of such Benchmark for five (5) consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of such Benchmark or by the regulatory supervisor for the administrator of such Benchmark.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.06(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.06(d), titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or a yield payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business investments; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the BSBY Rate or Daily BSBY Floating Rate or, if no floor is specified, zero.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable Corresponding Tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.07.      Selection of Yield Rate Options. If the Seller fails to select a new Yield Period to apply to any Tranche of Investments under the BSBY Rate Option at the expiration of an existing Yield Period applicable to such Tranche in accordance with the provisions of Section 2.04, the Seller shall be deemed to have converted such Tranche to the Daily BSBY Floating Rate commencing upon the last day of the existing Yield Period. If the Seller provides any Investment Request related to an Investment at the BSBY Rate Option but fails to identify a Yield Period therefor, such Investment Request shall be deemed to request a Yield Period of one (1) month. Any Investment Request that fails to select a Yield Rate Option shall be deemed to be a request for the Daily BSBY Floating Rate Option.

Section 2.08.      Yield Payment Dates. Each Investment shall accrue Yield on each day when such Investment remains outstanding at the then applicable yield rate pursuant to the terms of this Agreement for the Tranche relating to such Investment. The Seller shall pay all Yield (including, for the avoidance of doubt, all Yield accrued on BSBY Rate Investments during a Settlement Period regardless of whether the applicable Yield Period has ended) accrued during each Settlement Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

Section 2.09.      Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to (i) the LC Bank and each Purchaser, certain fees (collectively, the “Purchaser Fees”) in the amounts set forth below and in any fee letter agreements from time to time entered into, among the Seller, the LC Bank and the Purchasers (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”); provided that no Defaulting Purchaser shall be entitled to receive any Purchaser Fee based on the unused Commitment for any period during which that Purchaser is a Defaulting Purchaser (and the Seller shall not be required to pay any such fees based on unused Commitment that otherwise would have been required to have been paid to that Defaulting Purchaser), and (ii) the Administrative Agent, the LC Bank and the Structuring Agent such other fees (the “Agent Fees”; together with the Purchaser Fees, collectively, the “Fees”) in the amounts separately agreed upon under the Agent Fee Letter.

Section 2.10.               Defaulting Purchasers.

(a)            Defaulting Purchaser Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as such Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Purchasers.

(ii)            Defaulting Purchaser Waterfall. Any payment of capital, yield, fees or other amounts received by the Administrative Agent for the account of such Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Purchaser pursuant to any set off right shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Purchaser to the Administrative Agent hereunder; second, to the payment on any amounts owing by such Defaulting Purchaser to the LC Bank hereunder; third, to cash collateralize the LC Bank’s Fronting Exposure with respect to such Defaulting Purchaser in accordance with Section 5.06; fourth, as the Seller may request (so long as no Event of Termination or Unmatured Event of Termination exists), to the funding of any Investment in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Seller, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Investments under this Agreement and (y) cash collateralize the LC Bank’s future Fronting Exposure with respect to such Defaulting Purchaser with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.06; sixth, to the payment of any amounts owing to the Purchasers or LC Bank as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser or the LC Bank against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; seventh, so long as no Event of Termination or Unmatured Event of Termination exists, to the payment of any amounts owing to the Seller as a result of any judgment of a court of competent jurisdiction obtained by the Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; and eighth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of any Investments or Participation Advances in respect of which such Defaulting Purchaser has not fully funded its appropriate share, and (y) such Investments were made or the related Letters of Credit were issued at a time when the conditions specified in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Investments of, and Participation Advances owed to, all Non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Investments of, and Participation Advances owed to, such Defaulting Purchasers until such time as all Investments and funded and unfunded Participation Advances are held by the Purchasers pro rata in accordance with the Commitments without giving effect to Section 2.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser or to post cash collateral pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Purchaser irrevocably consents hereto.

(iii)            Certain Fees.

(A)            No Defaulting Purchaser shall be entitled to receive any Fees relating to unused Commitments for any period during which that Purchaser is a Defaulting Purchaser (and the Seller shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Purchaser).

(B)            Each Defaulting Purchaser shall be entitled to receive fees based on its LC Participation Amount for any period during which that Purchaser is a Defaulting Purchaser only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 5.06.

(C)            With respect to any Fee not required to be paid to any Defaulting Purchaser pursuant to clause (A) or (B) above, the Seller shall (x) pay to each Non-Defaulting Purchaser that portion of any such fee otherwise payable to such Defaulting Purchaser with respect to such Defaulting Purchaser’s Participation Advance that has been reallocated to such Non-Defaulting Purchaser pursuant to clause (iv) below, (y) pay to each LC Bank, the amount of any such fee otherwise payable to such Defaulting Purchaesr to the extent allocable to such LC Bank’s Fronting Exposure to such Defaulting Purchaser, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Purchaser’s Participation Advance shall be reallocated among the Non-Defaulting Purchasers in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Purchaser’s Commitment) but only to the extent that such reallocation does not cause the aggregate Exposure of any Non-Defaulting Purchaser to exceed such Non-Defaulting Purchaser’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Purchaser arising from that Purchaser having become a Defaulting Purchaser, including any claim of a Non-Defaulting Purchaser as a result of such Non-Defaulting Purchaser’s increased exposure following such reallocation.

(v)            Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Seller shall, without prejudice to any right or remedy available to it hereunder or under Law, cash collateralize the LC Bank’s Fronting Exposure in accordance with the procedures specified in Section 5.06.

(b)            Defaulting Purchaser Cure. If the Seller, the Administrative Agent and LC Bank agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any cash collateral), that Purchaser will, to the extent applicable, purchase at par that portion of outstanding Investments of the other Purchasers or take such other actions as the Administrative Agent may determine to be necessary to cause the Investments and funded and unfunded participations in Letters of Credit to be held pro rata by the Purchasers in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.10(a)(iv), whereupon such Purchaser will cease to be a Defaulting Purchaser; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.

(c)            New Letters of Credit. So long as any Purchaser is a Defaulting Purchaser, no LC Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article III

LETTER OF CREDIT FACILITY

Section 3.01.                      Letters of Credit.

(a)            Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, at any time prior to the Seller Obligations Final Due Date the LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Seller (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Seller); provided, however, that the LC Bank will not be required to issue, amend or extend (or cause to be issued, amended or extended) any Letter of Credit if:

(A)            any condition precedent specified in Section 6.02 is not satisfied with respect thereto;

(B)            the LC Bank has received notice from any Purchaser Party or the Administrative Agent, at least one (1) day prior to the requested date of such LC Issuance, that one or more applicable conditions in Article VI is not satisfied; or

(C)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Bank from issuing the Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Bank shall prohibit, or request that the LC Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the LC Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the LC Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Bank in good faith deems material to it;

(D)            such LC Issuance would violate one or more policies of the LC Bank applicable to letters of credit generally; or

(E)            any Purchaser is at that time a Defaulting Purchaser, unless the LC Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the LC Bank (in its sole discretion) with the Seller or such Purchaser to eliminate the LC Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv)) with respect to the Defaulting Purchaser arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Participation Amounts as to which the LC Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)            Yield shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

(c)            Each request by the Seller for an LC Issuance shall be deemed to be a representation by the Seller that it shall be in compliance with the provisions of Section 3.01(a)(i) and with Article VI after giving effect to such LC Issuance.

Section 3.02.                      Issuance of Letters of Credit; Participations.

(a)            The Seller may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m. (New York City time), to issue a Letter of Credit (or amend or extend an existing Letter of Credit) by delivering or transmitting electronically to the Administrative Agent, each Purchaser and the LC Bank, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit C attached hereto and an LC Request, in each case completed to the satisfaction of the Administrative Agent and the LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or the LC Bank may reasonably request. Letters of Credit may only be requested to be denominated in U.S. Dollars and the LC Bank is only obligated to issue Letters of Credit denominated in U.S. Dollars. For the avoidance of doubt, no Letter of Credit may be requested in, nor shall any Letter of Credit be denominated in, an Alternative Currency.

(b)            Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be later than twelve (12) months after the Seller Obligation Final Due Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Seller Obligation Final Due Date or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Sections 3.01 and Article VI) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Seller to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any Purchaser, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Upon the issuance, extension or renewal of any Letter of Credit with an expiry date later than the Seller Obligations Final Due Date, the Seller shall deposit an amount equal to 5.00% of the face amount of such Letter of Credit in the LC Collateral Account. Each Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the LC Bank, and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)            Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each Purchaser, and each Purchaser shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Purchaser’s Commitment Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Commitment Percentages of the Purchasers pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Commitment Percentages of the assignor and assignee Purchaser or of all Purchasers with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each Purchaser shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 3.04(b).

Section 3.03.                      Requirements For Issuance of Letters of Credit. The Seller shall authorize and direct the LC Bank to name the Seller, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.

Section 3.04.                      Disbursements, Reimbursement.

(a)            In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Seller of such request. The Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on the next Business Day following each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Such Reimbursement Obligation shall be satisfied by the Seller (i) first, by the remittance by the Administrative Agent to the LC Bank of any available amounts then on deposit in the LC Collateral Account and (ii) second, by the remittance by or on behalf of the Seller to the LC Bank of any other funds of the Seller then available for disbursement. In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the next Business Day following the Drawing Date (including because the conditions precedent to an Investment requested by the Seller pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each Purchaser thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)            Each Purchaser shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing (a “Participation Advance”), whereupon the Purchasers shall each be deemed to have funded an Investment to the Seller in that amount and the Purchasers’ respective outstanding Capital shall be increased accordingly. If any Purchaser so notified fails to make available to the LC Bank the amount of such Purchaser’s Commitment Percentage of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Purchaser’s obligation to make such payment, from the Drawing Date to the date on which such Purchaser makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date; provided that such interest shall in no way be deemed to form part of the Seller Obligations under this Agreement. The LC Bank will promptly give notice to each Purchaser of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Purchaser to effect such payment on such date shall not relieve such Purchaser from its obligation under this clause (b). Each Purchaser’s obligation to make Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Purchaser Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 3.05.                      Repayment of Participation Advances.

(a)            Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any Purchaser has made a Participation Advance to the LC Bank or (ii) in payment of Yield on the Investment(s) (or Capital thereof) made or deemed to have been made in connection with any such Participation Advance, the LC Bank will pay to each Purchaser, ratably (based on the amount of Participation Advances funded by each such Purchaser in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any Participation Advance made by any Purchaser.

(b)            If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Purchaser shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Commitment Percentage of any amounts so returned by the LC Bank plus interest at the Overnight Bank Funding Rate, from the date the payment was first made to such Purchaser through, but not including, the date the payment is returned by such Purchaser.

(c)            If any Letters of Credit are outstanding and undrawn on the Seller Obligations Final Due Date, then on such date, the Seller shall cause the LC Collateral Account to be fully funded from Collections (or, in the Seller’s sole discretion, by other funds available to the Seller) in an amount equal to product of (i) the LC Participation Amount, multiplied by (ii) 105%.

Section 3.06.                      Documentation; Documentary and Processing Charges. The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Seller shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due and payable upon demand and shall be nonrefundable.

Section 3.07.                      Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 3.08.                      Nature of Participation and Reimbursement Obligations. Each Purchaser’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:

(A)            any set-off, counterclaim, recoupment, defense or other right which such Purchaser may have against the LC Bank, the other Purchaser Parties, the Seller, the Servicer, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(B)            the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions (including those set forth in Article VI) are not required for the making of Participation Advances hereunder;

(C)            any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Seller, the Performance Guarantor, the Servicer, an Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, or any other Purchaser Party or any other Person for any reason whatsoever;

(D)            any claim of breach of warranty that might be made by the Seller, an Originator or any Affiliate thereof, the LC Bank, or any Purchaser against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the Servicer, the LC Bank or any Purchaser may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any other Purchaser Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(E)            the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(F)            payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(G)            the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(H)            any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller;

(I)            any Material Adverse Effect;

(J)            any breach of this Agreement or any other Transaction Document by any party thereto;

(K)            the occurrence or continuance of an Event of Bankruptcy with respect to the Seller, the Performance Guarantor, any Originator or any Affiliate thereof;

(L)            the fact that an Initial Servicer Replacement Event, Initial Servicer Default, an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;

(M)            the fact that this Agreement or the obligations of the Seller or the Servicer hereunder shall have been terminated;

(N)            the occurrence of the Seller Obligations Final Due Date; and

(O)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.09.                       LC Collateral Account. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Seller hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets from time to time on deposit therein or credited thereto. Interest or profits, if any, on such money or other assets shall accumulate in the LC Collateral Account. Moneys or other assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the LC Bank for each drawing under a Letter of Credit and to pay accrued and unpaid fees and expenses of the LC Bank in respect of each Letter of Credit. Such moneys or other assets may also be applied by the Administrative Agent (with the consent of the LC Bank so long as the LC Participation Amount is greater than zero ($0)) to the payment (in accordance with the priorities for payments set forth in Section 4.01(a)) of amounts owing by the Seller to the Purchaser Parties hereunder and under each of the other Transaction Documents. Following the occurrence of the Final Payout Date, any remaining amounts on deposit in the LC Collateral Account shall be distributed to the Seller for its own account.

Section 3.10.                      Indemnity. In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Purchaser, each other related Purchaser Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, the LC Bank, any Purchaser, any other related Purchaser Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 3.11.                      Liability for Acts and Omissions. As between the Seller, on the one hand, and the Purchaser Parties, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, no Purchaser Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if any Purchaser Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Purchaser Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall any Purchaser Party or its Affiliates be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Purchaser Party and its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Purchasers, or the other Purchaser Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any Purchaser Party or any other Person.

Article IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

Section 4.01.                       Settlement Procedures.

(a)            All Collections shall be held in the Collection Accounts until their application in accordance with the priority of payments set forth below; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 and Section 9.03(c) are satisfied on such date, the Administrative Agent (A) may release to the Seller from such Collections on Unsold Receivables the amount (if any) necessary to (i) pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Second Tier Purchase and Sale Agreement or (ii) so long as the Seller Obligations Final Due Date has not occurred and no Capital Coverage Deficit, Amortization Event, Event of Termination or Unmatured Event of Termination exists at such time or would result therefrom, for distribution to the Pledgor as a return on the Pledgor’s equity interest; provided that the Seller shall have delivered (or caused to be delivered) the certification required by Section 6.03(d) hereof as a condition to making such distribution and (B) may release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating an equivalent amount (based on aggregate Unpaid Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(f), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(c) upon such release (each such release, a “Release”). On each Settlement Date, the Administrative Agent shall, distribute such Collections in the following order of priority:

(i)            first, (A) to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer) and (B) to the Administrative Agent for the payment of all fees, costs, expenses (including expenses of any counsel), indemnities and obligations owing to the Administrative Agent under this Agreement and the other Transaction Documents;

(ii)            second, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing to such Purchaser Party), all accrued and unpaid Yield, Fees and Breakage Amount due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Amounts (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii)            third, as set forth in clause (A), (B), (C) or (D) below, as applicable:

(A)            to the extent that a Capital Coverage Deficit exists on such date: (I) first, to the Purchasers (ratably based on each Purchaser’s outstanding Capital) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0), and (II) second, to the LC Collateral Account, in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Capital Coverage Deficit to zero ($0);

(B)            [reserved];

(C)            if an Amortization Event has occurred and is continuing or if the Seller Obligations Final Due Date has occurred: (I) first, to the Purchasers (ratably based on each Purchaser’s outstanding Capital) for payment in full in cash of the outstanding Aggregate Capital at such time, including any Capital Reduction Premium (if any), and (II) second, to the LC Collateral Account the amount necessary to cause the amount of funds then held in the LC Collateral Account to equal the product of the LC Participation Amount multiplied by 105% or

(D)            at the election of the Seller and in accordance with Section 2.02(g), to the payment of all or any portion of the Aggregate Capital at such time, to the Purchasers (ratably based on each Purchaser’s outstanding Capital) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount elected by the Seller in accordance with Section 2.02(g), including any Capital Reduction Premium (if any);

(iv)            fourth, (A) first to cash collateralize any Fronting Exposure, if any, in accordance with Section 5.06, and (B) second, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties; and

(v)            fifth, the balance, if any, to be paid to, or at the direction of, the Seller for its own account.

Amounts payable pursuant to clauses first through fourth above shall be paid first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause fifth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Seller Collateral.

(b)            All payments or distributions to be made to the Purchasers or the LC Bank (or their respective related Affected Persons and the Seller Indemnified Parties) hereunder shall be paid or distributed to the Administrative Agent’s Account for distribution by the Administrative Agent to the related Purchaser at its Purchaser’s Account. Each Purchaser, upon its receipt in the applicable Purchaser’s Account of any such payments or distributions, shall distribute such amounts to its applicable related Affected Persons and the Seller Indemnified Parties. Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. Each payment by the Servicer or the Seller to the Administrative Agent for the account of any Purchaser Party hereunder shall be deemed to constitute payment by the Servicer or the Seller directly to such Purchaser Party, provided, however, that in the event any such payment by the Servicer or Seller is required to be returned to the Servicer or Seller for any reason whatsoever, then the Servicer’s or Seller’s obligation to such Purchaser with respect to such payment shall be deemed to be automatically reinstated. Additionally, each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.

(c)            If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(d)            For the purposes of this Section 4.01:

(i)            if on any day the Unpaid Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Seller or any Affiliate of the Seller, an Originator or any Affiliate of an Originator, or the Servicer or the Parent or any Affiliate thereof, and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a);

(ii)            if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to this Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)            except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)            if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

Section 4.02.                       Payments and Computations, Etc. All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid in U.S. Dollars no later than noon (New York City time) on the day when due in same day funds to the applicable Purchaser’s Account.

(a)            Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(b)            All computations of interest under subsection (a) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(c)            In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including, without limitation, distributions and payments in respect of Releases, Capital, Yield and fees), to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, Collections received in a particular currency shall be applied to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, any excess Collections received in another currency shall be applied to such amounts.

(d)            If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment required to be made hereunder, the Servicer shall effect such exchange on such Settlement Date or other day, as the case may be.

(e)            On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.

Article V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

Section 5.01.                     Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory investment, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)            subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 5.03) on its investments, Capital, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Affected Person or any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets and Seller Collateral, this Agreement, any other Transaction Document, any Investment or any Letter of Credit or participation therein or (B) affecting its obligations or rights to make Investments or issue or participate in Letters of Credit;

and the result of any of the foregoing shall be to (x) increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Purchaser hereunder with respect to the transactions contemplated hereby, (B) funding or maintaining any Investment or issuing or participating in any Letter of Credit or (C) maintaining its obligation to fund or maintain any Investment or to issue or participate in any Letter of Credit, or (y) reduce the amount of any sum received or receivable by such Affected Person hereunder, then in any case, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)            Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments, Letters of Credit or participations in Letters of Credit made or issued by such Affected Person, or (D) any capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)            Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Seller under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d)            Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 5.01 and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(e)            Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Affected Person’s right to demand such compensation.

Section 5.02.                      Funding Losses.

(a)            The Seller shall compensate each Purchaser, upon written request by such Purchaser (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Purchaser to purchasers of funds borrowed by it to make or carry its BSBY Rate Investments and any loss, expense or liability sustained by such Purchaser in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Purchaser may sustain (any such amount, a “Breakage Amount”): (i) if for any reason (other than a default by such Purchaser) any BSBY Rate Investment does not occur on a date specified therefor in an Investment Request or a telephonic request for an Investment; (ii) if any reduction in Capital of, or any conversion of, any of its BSBY Rate Investments occurs on any day other than the last day of a Yield Period applicable to that Investment (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any reduction of any of its BSBY Rate Investments is not made on any date specified in a notice of reduction given by the Seller.

(b)            A certificate of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate. Any Breakage Amounts that are not paid on such first Settlement Date shall continue to be owing under this Agreement until paid in full in cash.

Section 5.03.                       Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) Taxes that arise because an Investment is not treated in a manner consistent with the Intended Tax Treatment (including Taxes imposed or asserted on or attributable to amounts payable under this clause (ii)). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Initial Servicer shall indemnify each Affected Person for the full amount of any Taxes described in clause (i) or clause (ii) of this Section 5.03(c) to the extent that the Seller has not already indemnified such Affected Person for such Taxes and without limiting any obligation of the Seller to do so.

(d)            Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Initial Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser or any of its respective Affiliates that are Affected Persons to comply with Section 14.03(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser or any of its Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser or any of its Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Purchasers. (i) Any Purchasers that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii)            Without limiting the generality of the foregoing:

(A)            a Purchaser that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, copies of executed Internal Revenue Service Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax; and

(B)            any Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1)            in the case of such a Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of yield under any Transaction Document, copies of executed of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            copies of executed Internal Revenue Service Form W-8ECI;

(3)            in the case of such a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)            to the extent such Purchaser is not the beneficial owner, copies of executed Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(g)            Documentation Required by FATCA. If a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted after the date of this Agreement pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h)            Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(i)            Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

Section 5.04.                      [Reserved].

Section 5.05.                      Back-Up Security Interest.

(a)            If, notwithstanding the intent of the parties stated in Section 2.01(d), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(c)) is not treated as a sale for all purposes (except as provided in Sections 2.01(e) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b)            The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)            For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(c) or the Seller’s grant of security interest pursuant to Section 15.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(d).

Section 5.06.                      Cash Collateral. At any time that there shall exist a Defaulting Purchaser, within one (1) Business Day following the written request of the Administrative Agent or the LC Bank (with a copy to the Administrative Agent) the Seller shall cash collateralize the LC Bank’s Fronting Exposure with respect to such Defaulting Purchaser (determined after giving effect to Section 2.10(a)(iv) and any cash collateral provided by such Defaulting Purchaser) in an amount not less than 105% of the Fronting Exposure at such time.

(a)            Grant of Security Interest. The Seller, and to the extent provided by any Defaulting Purchaser, such Defaulting Purchaser, hereby grants to the Administrative Agent, for the benefit of the LC Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Purchasers’ obligation to fund participations in respect of LC Participation Amounts, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Bank as herein provided, or that the total amount of such Cash Collateral is less than 105% of the Fronting Exposure at such time, the Seller will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Purchaser).

(b)            Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 5.06 or Section 2.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Purchaser’s obligation to fund participations in respect of LC Participation Amounts (including, as to cash collateral provided by a Defaulting Purchaser, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the LC Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 5.06 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Purchaser status of the applicable Purchaser), or (ii) the determination by the Administrative Agent and the LC Bank that there exists excess cash collateral; provided that, subject to Section 2.10, the Person providing cash collateral and the LC Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such cash collateral was provided by the Seller, such cash collateral shall remain subject to the security interest granted pursuant to Section 5.06(a) above.

Article VI

CONDITIONS to Effectiveness, INVESTMENTS AND LC ISSUANCES

Section 6.01.                      Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents and other deliverables listed on the closing memorandum attached as Exhibit G hereto which are indicated as being required to be delivered on the Closing Date, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

Section 6.02.                      Conditions Precedent to All Investments and LC Issuances. Each Investment and LC Issuance hereunder on or after the Closing Date (except as otherwise expressly set forth below or waiver by the Administrative Agent in its sole discretion) shall be subject to the conditions precedent that:

(a)            (i) in the case of an Investment, the Seller shall have delivered to the Administrative Agent an Investment Request for such Investment in accordance with Section 2.02(b) and (ii) in the case of an LC Issuance, the Seller shall have delivered to the Administrative Agent and the LC Bank an LC Request and a Letter of Credit Application for such LC Issuance in accordance with Section 3.02(a);

(b)            the Servicer shall have delivered to the Administrative Agent, the LC Bank and each Purchaser all Information Packages and Interim Reports required to be delivered hereunder; and

(c)            on the date of such Investment or LC Issuance the following statements shall be true and correct both immediate before and immediately after such Investment or LC Issuance (and upon the occurrence of such Investment or LC Issuance, the Seller and the Initial Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)            the representations and warranties of the Seller and the Initial Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date (except for the representations and warranties set forth in Section 7.01(cc), which shall be deemed to be as of the Closing Date for purposes hereof), in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)            no Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing;

(iii)            no Capital Coverage Deficit exists;

(iv)            the Seller Obligations Final Due Date has not occurred;

(v)            the Aggregate Exposure does not exceed the Facility Limit;

(vi)            the Aggregate Exposure exceeds the Minimum Funding Threshold;

(vii)            the LC Participation Amount does not exceed the LC Facility Sublimit; and

(viii)            with respect to each Purchaser, the sum of such Purchaser’s outstanding Capital plus such Purchaser’s Commitment Percentage of the LC Participation Amount, does not exceed such Purchaser’s Commitment.

Section 6.03.                      Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)            after giving effect to such Release, the Collection Accounts shall have on deposit an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Amounts, in each case, owing through the date of the immediately following Settlement Date (as reasonably estimated by the Administrative Agent), (y) the amount of any Capital Coverage Deficit and (z) the amount of all other unpaid Seller Obligations then due and owing through the date of the immediately following Settlement Date (as reasonably estimated by the Administrative Agent), in each case, as demonstrated in a Qualifying Release Report delivered pursuant to Section 9.03(c);

(b)            the Seller shall use the proceeds of such Release (i) solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Second Tier Purchase and Sale Agreement or (ii) for distribution to the Pledgor as a return on the Pledgor’s equity interest in the Seller; and

(c)            on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Initial Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)            other than any representation or warranty with respect to the occurrence or continuation of an Initial Servicer Replacement Event, the representations and warranties of the Seller and the Initial Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)            no Amortization Event or Event of Termination has occurred and is continuing, and no Amortization Event or Event of Termination would result from such Release;

(iii)            no Capital Coverage Deficit exists or would exist after giving effect to such Release; and

(iv)            the Seller Obligations Final Due Date has not occurred; and

(d)            the Administrative Agent shall have received a Release Certificate no later than 10:00am (New York City time) one Business Day prior to the date of such Release.

Article VII

REPRESENTATIONS AND WARRANTIES

Section 7.01.                      Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party, as of the Closing Date (except as otherwise expressly provided herein), the Closing Date, each Settlement Date, the date of each Release, Investment and LC Issuance, as follows:

(a)            Organization and Good Standing. It has been duly and solely organized in, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

(b)            Due Qualification. It is in good standing in the State of Delaware, and has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party, the purchase of Sold Assets and Seller Collateral pursuant to the applicable Purchase and Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents.

(c)            Power and Authority; Due Authorization. It (i) has all necessary limited liability company power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, (C) acquire the Sold Assets and Seller Collateral pursuant to the applicable Purchase and Sale Agreement and own, pledge, hold and maintain the Sold Assets and Seller Collateral and (D) grant a security interest in the Sold Assets and Seller Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the grant of a security interest in the Sold Assets and Seller Collateral on the terms and conditions herein provided.

(d)            Valid Security; Binding Obligations. This Agreement constitutes a granting of a valid security interest in the Sold Assets and Seller Collateral to the Administrative Agent (on behalf of the Secured Parties), enforceable against creditors of, and purchasers from, the Seller; and this Agreement constitutes, and each other Transaction Document to be signed by the Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)            No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, or (B) any Debt, (ii) result in the creation or imposition of any Adverse Claim upon any of the Seller’s properties pursuant to the terms of any such Debt, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, (iii) conflict with, result in any breach or (without notice or lapse of time or both) a default under any other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (iv) result in the creation or imposition of any Adverse Claim upon any of the Seller’s properties pursuant to the terms of any such other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, or (v) violate any Applicable Law applicable to it or any of its properties except, in the cases of clauses (iii), (iv) and (v) to the extent that any such conflict or violation could not reasonably be specified to have a Material Adverse Effect.

(f)            No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Sold Assets and Seller Collateral or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect or (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the Investments.

(g)            Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect.

(h)            Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against the Seller or any material portion of the Sold Assets and Seller Collateral, and, to its knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties.

(i)            Use of Proceeds. The use of all funds obtained by the Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(j)            Quality of Title. The Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Security. All of the Sold Assets and Seller Collateral is owned by Seller free and clear of any Adverse Claim; the Administrative Agent shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority perfected security interest in the Sold Assets and Seller Collateral and Collections and proceeds of any of the foregoing, free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Sold Assets and Seller Collateral and any interest therein is on file in any recording office except such as may be filed (i) in favor of the Seller in accordance with any Transaction Document (and assigned to the Administrative Agent) or (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document.

(k)            Accurate Information. No Information Package, Interim Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any Exela Party or any of their respective Affiliates to Administrative Agent, any Purchaser or any other Secured Party in connection with the Sold Assets and Seller Collateral, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Seller represents only that such information has been prepared in good faith based on assumptions believed by the Seller to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Seller, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.

(l)            UCC Details. The Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 7.01(l) and the offices where the Seller keeps all its Records are located at the addresses specified in Schedule 7.01(l) (or at such other locations, notified to the Administrative Agent in accordance with Section 8.01(f)), in jurisdictions where all actions required under Section 9.06 have been taken and completed. Except as described in Schedule 7.01(l), the Seller has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and the Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure. The Seller is organized only in a single jurisdiction.

(m)            Collection Accounts. The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II.

(n)            Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment, LC Issuance or Release or on the date of any Information Package or Interim Report constitutes an Eligible Receivable on such date.

(o)            No Disclosure Required. Under Applicable Law, the Seller is not required to file a copy of this Agreement or any other Transaction Document with the SEC or any other Governmental Authority, except for the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect and any filings with the SEC to be made by Parent.

(p)            Security. The Investments being provided for hereunder do not constitute a Security.

(q)            Adverse Change. Since the date of its formation, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(r)            Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and it has engaged Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies and all Applicable Law, and such policies have not changed since the Closing Date, except in accordance with this Agreement.

(s)            Compliance with Law. It has complied in all material respects with all Applicable Laws to which it may be subject (but not including sanctions, Anti-Terrorism Law or Anti-Corruption Laws, which are discussed in Section 7.01(bb)).

(t)            Financial Information. All financial statements of the Seller delivered to Administrative Agent in accordance with Section 8.02(a) were prepared in accordance with GAAP in effect on such date such statements were prepared and fairly present in all material respects the financial position of the Seller and its results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments), as applicable.

(u)            Investment Company Act. The Seller is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.

(v)            Covered Fund. The Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”).  In determining that the Seller is not a “covered fund” under the Volcker Rule, Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

(w)            No Other Obligations. The Seller does not have outstanding any Security of any kind, except membership interests issued to Pledgor in connection with its organization and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to the Seller, in each case, other than as will occur in accordance with the Transaction Documents.

(x)            Representations and Warranties in Other Transaction Documents. The Seller hereby makes for the benefit of the Administrative Agent and each Purchaser Party all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(y)            Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Investments will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(z)            Tax Status. The Seller (i) has timely filed all material Tax returns required to be filed by it and (ii) has paid, or caused to be paid, all material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(aa)          Disregarded Entity. The Seller is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from U.S. Person and is not and will at all relevant times not be required to withhold from any (direct or indirect) equity owner(s) under Sections 1441, 1445, 1446 and 1461 of the Code.

(bb)          Sanctions and other Anti-Terrorism Law; Anti-Corruption Laws.

(i)            No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Sold Assets and Seller Collateral is Embargoed Property.

(ii)            Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

(cc)          Solvency. The Seller is Solvent.

(dd)      Opinions. The facts regarding each Exela Party, the Receivables, the Related Security, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(ee)          Perfection Representations.

(i)            This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Sold Assets and Seller Collateral which, (A)  security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Sold Assets and Seller Collateral.

(ii)            The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)            The Seller owns and has good and marketable title to the Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person.

(iv)            All appropriate UCC financing statements, UCC financing statement amendments and UCC continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the assets sold and contributed from each Originator to the Pledgor pursuant to the First Tier Purchase and Sale Agreement, the sale and contribution of the assets sold from the Pledgor to the Seller pursuant to the Second Tier Purchase and Sale Agreement and the grant by the Seller of a security interest in the Sold Assets and Seller Collateral to the Administrative Agent pursuant to this Agreement, in each case.

(v)            Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets and Seller Collateral except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements or other lien filing filed against the Seller that include a description of Sold Assets and Seller Collateral covering the Sold Assets and Seller Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

(ff)          Collection Accounts.

(i)            Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)            Ownership. Each Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to each Collection Account free and clear of any Adverse Claim.

(iii)            Perfection. The Seller has delivered to the Administrative Agent on or prior to the Closing Date, with respect to each Collection Account, an Account Control Agreement, pursuant to which each applicable Collection Account Bank has been instructed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account and each Collection Account is subject to an Account Control Agreement.

(iv)            Instructions. None of the Collection Accounts is in the name of any Person other than the Seller. No Exela Party has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(gg)          [Reserved].

(hh)          No Default. No event has occurred and is continuing and no condition exists, or would result from any Investment, LC Issuance or Release or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Initial Servicer Replacement Event, Amortization Event, Event of Termination or Unmatured Event of Termination.

(ii)            Certificate of Beneficial Ownership. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(jj)            ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Exela Party and their respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan and Multiemployer Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan or Multiemployer Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(kk)          Securitization Assets.

(i)            None of the Sold Assets and Seller Collateral is subject to any Lien of any Debt of Exela or any of its Affiliates other than the Lien of the Administrative Agent under this Agreement. Without limiting the foregoing, all of the Sold Assets and Seller Collateral satisfies the definition of “Securitization Assets” sold to a “Special Purpose Securitization Subsidiary” in connection with a “Permitted Securitization Financing,” and therefore is “Excluded Property” that is free and clear of any Adverse Claim of any Existing Specified Secured Debt.

(ii)            As of the Closing Date, the Exela Parties are not obligated (whether as a Seller, guarantor or otherwise) under any secured Debt outstanding in an aggregate amount exceeding $75,000,000 other than the Existing Specified Secured Debt and this Agreement.

Section 7.02.               Representations and Warranties of the Initial Servicer. The Initial Servicer represents and warrants to each Purchaser Party, as of the Closing Date (except as otherwise expressly provided herein), the Closing Date, each Settlement Date, the date of each Release, Investment and LC Issuance, as follows:

(a)            Organization and Good Standing. It has been duly organized and is validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b)            Due Qualification. It is duly qualified to do business, is in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Sold Assets and Seller Collateral) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

(c)            Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, and (C) service the Sold Assets and Seller Collateral, in each case in accordance with the provisions hereof and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the servicing of the Sold Assets and Seller Collateral, in each case in accordance with the provisions hereof.

(d)            Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)            No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, as applicable, or (B) any indenture, investment agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound if such conflict, breach or default could reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, investment agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or otherwise permitted by this Agreement or other Transaction Documents, or (iii) violate any Applicable Law applicable to it or any of its properties if such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect.

(f)            No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the servicing of the Sold Assets and Seller Collateral or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect or (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the Investments.

(g)            Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect.

(h)            Financial Condition. It has furnished to the Administrative Agent the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Parent as of and for the fiscal year ended December 31, 2020, reported on by its independent public accountants. All financial statements of the Parent and its consolidated Subsidiaries referenced above or delivered to the Administrative Agent pursuant to Section 8.05(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, and operations of the Parent and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments). Since December 31, 2020, there has been no change in the business, property, operation or condition of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

(i)            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Exela Party or any of their Subsidiaries or against any material portion of their properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j)            Accurate Information. No Information Package, Interim Report or any other information, exhibit, financial statement, document, book, record or report furnished by any Exela Party or any of their respective Affiliates to Administrative Agent, any Purchaser or any other Secured Party in connection with the Sold Assets and Seller Collateral, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, it represents only that such information has been prepared in good faith based on assumptions believed by it to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Seller, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.

(k)            Collection Accounts.

(i)            Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)            Ownership. Each Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to each Collection Account free and clear of any Adverse Claim.

(iii)            Perfection. The Seller has delivered to the Administrative Agent on or prior to the Closing Date, with respect to each Collection Account, an Account Control Agreement pursuant to which each applicable Collection Account Bank has been instructed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account and each Collection Account is subject to an Account Control Agreement.

(iv)            Instructions. None of the Collection Accounts is in the name of any Person other than the Seller. No Exela Party has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(v)            The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II as of the Closing Date.

(l)            Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by it, any Originator or any Sub-Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(m)            Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment, LC Issuance or Release or on the date of any Information Package or Interim Report constitutes an Eligible Receivable on such date.

(n)            Servicing of Sold Assets and Seller Collateral. Since the Closing Date there has been no material adverse change in the ability of it or any Sub-Servicer to service and administer the Sold Assets and Seller Collateral and collect the Pool Receivables and the Related Security.

(o)            Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 8.03(c) and 8.06(c).

(p)            Adverse Change. Since December 31, 2020, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(q)            Compliance with Law. It has complied in all material respects with all Applicable Law (but not including Sanctions, Anti-Terrorism Laws or Anti-Corruption Laws, which are discussed in Section 7.02(v)).

(r)            Investment Company Act. It is not (i) required to register as an “investment company” or (ii) “controlled” by an “investment company”, under (and as to each such term, as defined in) the Investment Company Act.

(s)            ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Exela Party and their respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan or Multiemployer Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan or Multiemployer Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(t)            Adverse Change in Receivables. Since December 31, 2020, there has been no material adverse change in the value, validity, enforceability, collectability or payment of its receivable or of all or a material portion of the Pool Receivables.

(u)            Tax Status. It (i) has timely filed all material Tax returns required to be filed by it and (ii) has paid or caused to be paid all material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v)            Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i)            No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Sold Assets and Seller Collateral is Embargoed Property.

(ii)            Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

(w)            Opinions. The facts regarding each Exela Party, the Receivables, the Related Security, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)            [Reserved].

(y)            No Default. No event has occurred and is continuing and no condition exists, or would result from any Investment, LC Issuance or Release or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Initial Servicer Replacement Event, Amortization Event, Event of Termination or Unmatured Event of Termination.

(z)            Securitization Assets.

(i)            None of the Sold Assets and Seller Collateral is subject to any Lien of any Debt of Exela or any of its Affiliates other than the Lien of the Administrative Agent under this Agreement. Without limiting the foregoing, all of the Sold Assets and Seller Collateral satisfies the definition of “Securitization Assets” sold to a “Special Purpose Securitization Subsidiary” in connection with a “Permitted Securitization Financing,” and therefore is “Excluded Property” that is free and clear of any Adverse Claim of any Existing Specified Secured Debt.

(ii)            As of the Closing Date, the Exela Parties are not obligated (whether as a Seller, guarantor or otherwise) under any secured Debt outstanding in an aggregate amount exceeding $75,000,000 other than the Existing Specified Secured Debt and this Agreement.

(aa)          Representations and Warranties in Other Transaction Documents. It hereby makes for the benefit of the Administrative Agent and each Purchaser Party all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(bb)         Margin Stock. None of the Exela Parties or any Subsidiaries thereof engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Investment or LC Issuance has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Exela Parties or any Subsidiaries thereof holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Exela Party or any Subsidiaries thereof are or will be represented by margin stock.

Article VIII

COVENANTS

Section 8.01.         Affirmative Covenants of the Seller. At all times from the Closing Date until the Final Payout Date, the Seller shall, unless the Administrative Agent and the Required Purchasers shall otherwise consent in writing:

(a)            Compliance with Laws, Etc. Comply in all material respects with all Applicable Laws (but not including Sanctions or Anti-Corruption Laws, which are discussed in Section 8.01(m)) with respect to it, its business and its properties (including the Sold Assets and Seller Collateral).

(b)            Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            Inspections. (i) From time to time, upon reasonable notice and during regular business hours permit each Purchaser Party or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to such Purchaser Party (at the sole cost and expense of the Seller), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller or its Affiliates or agents, and (B) to visit the offices and properties of the Seller or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Sold Assets and Seller Collateral and the Seller’s performance hereunder or the Seller’s financial condition and results of operations with any of the officers or employees of the Seller or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of any Purchaser Party with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to such Purchaser Party to conduct, at Seller’s expense, a review of Seller’s books and records relating to the Sold Assets and Seller Collateral; provided that, unless an Amortization Event, Event of Termination or Unmatured Event of Termination shall have occurred and be continuing at the time any such audit/inspection is requested, the Seller shall only be required to reimburse any Purchaser Party for reasonable, documented costs and expenses related to two such audit/inspections during any calendar year.

(d)            Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable to maintain and protect the Sold Assets and Seller Collateral and for the collection of all Pool Receivables and Related Security (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time during the continuation of an Initial Servicer Replacement Event or Event of Termination, upon the request of the Administrative Agent, deliver or cause the Servicer to deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e)            Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the assets included within the Receivables Pool, including without limitation, the Contracts and the Pool Receivables, unless an Originator or the Seller makes a Deemed Collection in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Second Tier Purchase and Sale Agreement.

(f)            Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Seller referred to in Section 7.01(l) or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)            Credit and Collection Policies. Cause the Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies in all material respects and not agree to any material changes thereto except as permitted under Sections 8.03(c) and 8.06(c).

(h)            Collections. Prior to the Closing Date, deliver written instructions to all Obligors to remit Collections of existing and newly generated Pool Receivables and the Related Security to a Collection Account. At all times after the Closing Date, (i) on the related invoice, instruct all Obligors to remit Collections of Pool Receivables and the Related Security to a Collection Account and (ii) to the extent that any Obligor remits any Collections other than directly to a Collection Account, promptly (within four (4) Business Days) notify such Obligor in writing and by telephone to remit any future Collections to a Collection Account. In the event any Exela Party receives any Collections, any such Collections shall be held in trust by such Exela Party and such Exela Party shall deposit such Collections in a Collection Account within four (4) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Collection Account, the Seller (or the Initial Servicer on its behalf) shall within four (4) Business Days of receipt thereof identify such funds and provide instructions to the Administrative Agent to transfer such funds to the appropriate Person entitled to such funds. The Seller shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time and (ii) segregate within four (4) Business Days Collections of Pool Receivables from property of any Exela Party and their respective Affiliates other than the Seller. The Seller shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made in accordance with this Section 8.01 or Section 4.01.

(i)            Right and Title. Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been transferred or granted to the Administrative Agent (on behalf of the Secured Parties).

(j)            Transaction Documents. Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and limited liability company agreement.

(k)            Enforcement of Second Tier Purchase and Sale Agreement. On its own behalf and on behalf of the Purchaser Parties and the Administrative Agent, (x) promptly enforce all covenants and obligations of Pledgor contained in the Second Tier Purchase and Sale Agreement and (y) deliver to the Administrative Agent all consents, approvals, directions, notices and waivers and take other actions under the Second Tier Purchase and Sale Agreement as may be reasonably directed by the Administrative Agent.

(l)            Filing of Financing Statements; Etc. (i) On the date hereof, the Seller shall cause the financing statements and other lien filings described in Section 6.01 to be duly filed in the appropriate jurisdictions and (ii) it shall promptly provide the Administrative Agent with acknowledgment copies of all financing statements and other filings described in Section 6.01 and the officer’s certificate described in Section 8.02(o).

(m)            Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. The Seller covenants and agrees that:

(i)            the Seller shall immediately notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event;

(ii)            if, at any time, any Sold Assets and Seller Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Purchasers, upon request by the Administrative Agent or any of the Purchasers, the Seller shall provide substitute Sold Assets and Seller Collateral acceptable to the Administrative Agent that is not Embargoed Property;

(iii)            the Seller shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws;

(iv)            the Seller and its Subsidiaries will not: (A) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (C) pay or repay any Seller obligations with Embargoed Property or funds derived from any unlawful activity; (D) permit any Sold Assets and Seller Collateral to become Embargoed Property; or (E) cause any Purchaser or the Administrative Agent to violate any Anti-Terrorism Law; and

(v)            the Seller will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Investments or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(n)            Assignment of Claims Act; Etc. If requested by the Administrative Agent, the Seller shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar state and local Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(o)            Disregarded Entity. The Seller will at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a U.S. Person and is not and will at all relevant times not be required to withhold from any (direct or indirect) equity owner(s) under Sections 1441, 1445, 1446 and 1461 of the Code.

(p)            [reserved].

(q)            Exchange Act Disclosure. The Seller will file a Current Report on Form 8-K under the Exchange Act to report the transactions contemplated by this Agreement and in its future Forms 10-K and 10-Q until the Final Payout Date. The disclosure in each of such Exchange Act filings shall include an explicit statement that any amendment or modification to any Existing Specified Secured Debt Documents is prohibited if such amendment or modification could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Sold Assets and Seller Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Purchaser Parties under the Transaction Documents.

Section 8.02.         Reporting Requirements of the Seller. From the date hereof until the Final Payout Date, the Seller shall furnish or cause to be furnished to the Administrative Agent and each Purchaser:

(a)            Financial Statements. As soon as available and in any event within 105 days after the end of each fiscal year of the Seller, copies of the annual income statement and balance sheet of the Seller, prepared in conformity with GAAP, duly certified by a Financial Officer of the Seller with respect to such fiscal year.

(b)            Information Packages and Interim Reports. As soon as available and in any event not later than three (3) Business Days prior to each Settlement Date, (i) an Information Package (which shall contain, among other things, the Contra Account Amounts and all other payables owed to an Obligor by any Exela Party on an Obligor broken out on an Obligor by Obligor basis) signed by the Servicer and for the most recently completed Settlement Period and (ii) an Interim Report current as of the preceding Business Day; provided, that the Administrative Agent, acting with the consent of the Required Purchasers, may (and at the direction of the Required Purchasers, shall) modify, in any reasonable respect, the information required to be provided by Servicer in, or the form of, the Information Package or the Interim Report upon reasonable prior notice to the Seller.

(c)            ERISA. (i) Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event with respect to any Pension Plan, which any Exela Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which any Exela Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor, and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could individually or in the aggregate reasonably be expected to affect, the Sold Assets and Seller Collateral (including the value, the validity, the collectability, or the enforceability of the Receivables), the transactions contemplated by the Transaction Documents, or the performance of the Seller (or any of its Affiliates), or the ability of the Seller (or any of its Affiliates) to perform, thereunder.

(ii)            Promptly after the Seller becomes aware of the occurrence of any of the events listed in clauses (1) through (6) below, a notice indicating that such event has occurred:

(1)            the Secretary of the Treasury issues a notice to any Exela Party that a Pension Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;

(2)            the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code of any Pension Plan; or there has been a termination, or notice of a termination, of any Pension Plan under Section 4041 or Section 4042 of ERISA;

(3)            any Pension Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;

(4)            any Pension Plan is unable to pay benefits thereunder when due;

(5)            any Exela Party or any of their respective ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar law as now or hereafter in effect; or

(6)            any Exela Party or any of their respective ERISA Affiliates incurs Withdrawal Liability.

(d)            Defaults. Notice of the occurrence of any Initial Servicer Replacement Event, Amortization Event, Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of the Seller setting forth details of such event and the action that the Seller proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after the Seller obtains knowledge of any such event.

(e)            Litigation. Promptly, and in any event within three (3) Business Days after the Seller obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding (including a contingency thereof) initiated against any Exela Party and (ii) any development in litigation previously disclosed by it, in each case, relates to an amount in controversy in excess of $10,000,000 (or, in the case of the Seller or Pledgor, $20,000) or that could otherwise reasonably be expected to have a Material Adverse Effect.

(f)            Agreed Upon Procedures Report. Not later than the last day of each fiscal year of the Initial Servicer (at the sole cost and expense of the Seller), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent and the Required Purchasers, addressed to the Purchaser Parties and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Initial Servicer for the prior fiscal year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent, the LC Bank or any Purchaser.

(g)            Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy that could be adverse to the interests of the Purchaser Parties, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) requesting the Administrative Agent’s and the Required Purchasers’ consent thereto and (ii) any change in the character of the Seller’s business, a written notice indicating such change and requesting the Administrative Agent’s and the Required Purchasers’ consent thereto.

(h)            Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Purchaser of any change in (i) the external accountants of any Exela Party or (ii) any material accounting policy of the Seller or any Originator (it being understood that any change to the manner in which the Seller or any Originator accounts for the assets constituting Sold Assets and Seller Collateral or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(i)            Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Seller or any other Exela Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(j)            Notices Under any Purchase and Sale Agreement. A copy of each notice received by the Seller pursuant to any provision of any Purchase and Sale Agreement.

(k)            Purchase and Sale Agreements. The occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement.

(l)            Agreed Upon Procedures. In addition, the Seller shall cooperate with the Initial Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g).

(m)            Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of Parent or any of its Subsidiaries.

(n)            Notice Regarding Material Contracts. Promptly (but in any event within fifteen (15) Business Days) (i) after any material contract of Parent or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Parent or such Subsidiary, as the case may be, or (ii) any new material contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto.

(o)            Annual Collateral Verification. Within 21 days after the Closing Date and, each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 8.02(a), Seller shall deliver to the Administrative Agent an officer’s certificate (a) either confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 8.02(o) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in such certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Transaction Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(p)            Beneficial Ownership Regulation.  Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Seller shall execute and deliver to the Administrative Agent a Certificate of Beneficial Ownership complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent.

(q)            Excluded Receivables. With reasonable promptness, written notice if the total amount of Excluded Receivables originated in any calendar month exceeds $150,000.

Section 8.03.      Negative Covenants of the Seller. From the date hereof until the Final Payout Date, the Seller shall not, without the prior written consent of the Administrative Agent and the Required Purchasers, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a)            Sales, Adverse Claims, Etc. Except as otherwise expressly provided herein or in the other Transaction Documents and except for (x), so long as no Amortization Event, Capital Coverage Deficit, Event of Termination or Unmatured Event of Termination exists at such time or would result therefrom, sales, assignments or other dispositions of assets for fair market value in connection with a sale by the Initial Servicer or any of its Subsidiaries of a business unit or division or other severable part of its business (a “Business Unit Sale”); provided that 100% of the consideration of a Business Unit Sale with respect to assets constituting Sold Assets and Seller Collateral shall be in the form of cash and the proceeds thereof shall be applied to repay the Investments in accordance with Section 2.02(g)(ii) and (y) sell, assign (by operation of law or otherwise), transfer, contribute or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any of its assets, including any Pool Receivable, any Related Security or any proceeds of any of the foregoing, or any interest therein, or any Collection Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(b)            Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)            Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Purchaser Parties without the prior written consent of the Administrative Agent and the Required Purchasers, (ii) make any change in the character of its business or amend, waive or otherwise modify its limited liability company agreement or certificate of formation without the prior written consent of Administrative Agent and the Required Purchasers or (iii) amend, waive or otherwise modify any other Transaction Document to which the Seller is a party or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Required Purchasers.

(d)            Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as of the Closing Date as a Collection Account unless the Administrative Agent and the Required Purchasers shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement without the prior written consent of the Administrative Agent and the Required Purchasers and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement without the prior written consent of Administrative Agent and the Required Purchasers.

(e)            Subsidiaries. Without the prior written consent of the Administrative Agent and the Required Purchasers, have any Subsidiaries.

(f)            Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Collection Account or (ii) permit funds other than Collections to be deposited into any Collection Account.

(g)            Debt and Business Activity. (i) Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, (ii) purchase any asset, (iii) make any investment by share purchase investment or otherwise, (iv) make any dividend or other distribution of any nature on any equity interest in the Seller, other than distributions made in cash in accordance with Section 4.01(a)(ii) or (iii) or (v) engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.

(h)            Name Change, Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Administrative Agent and the Required Purchasers, (i) change its jurisdiction of organization or its name, identity or corporate structure or undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law, (ii) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or (iii) make any other change such that any financing statement or other lien filing filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective. The Seller shall not amend or otherwise modify or waive its limited liability company agreement or certificate of formation or any provision thereof without the prior written consent of Administrative Agent and the Required Purchasers. Any termination or alteration of any arrangements with respect to the Collection Accounts shall be a Material Action requiring the consent of all its members and Independent Managers. Seller shall at all times maintain its jurisdiction of organization in the State of Delaware.

(i)            Actions Impairing Quality of Title. Take any action that could cause any Sold Assets and Seller Collateral, not to be owned by it free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Sold Assets and Seller Collateral and Collection Accounts and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Security (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Sold Assets and Seller Collateral on file in any recording office except such as may be filed (i) in favor of the Seller in accordance with any Transaction Document or (ii) in favor of Administrative Agent in accordance with this Agreement or any Transaction Document.

(j)            Actions by Originators. Notwithstanding anything to the contrary set forth in any Purchase and Sale Agreement, the Seller will not consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.03 of the First Tier Purchase and Sale Agreement, or (ii) any waiver of or departure from any term set forth in Article V of any Purchase and Sale Agreement, in each case without the prior written consent of the Administrative Agent.

(k)            Disregarded Entity. No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from U.S. Person for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(l)            Exclusivity. Cause or permit any Exela Party (i) to sell, factor, pledge, assign or otherwise finance any Receivable (other than Excluded Receivables) except as contemplated by this Agreement and the Transaction Documents or (ii) to enter into any contract which evidences a Receivable with any Obligor which is not sold or contributed to the Seller pursuant to the Second Tier Purchase and Sale Agreement; provided that, so long as the Receivables Pool is not adversely effected (as reasonably determined by the Administrative Agent), any Exela Party (other than the Bankruptcy Remote Entities) may enter into an agreement to sell, factor, pledge, assign or otherwise finance any Receivable that (i) is originated or acquired under a Contract governed by the laws of a Foreign Jurisdiction and (ii) the Obligor of which is located in a Foreign Jurisdiction and is not an Obligor with respect to any other Receivable that is sold or contributed to the Seller pursuant to the Second Tier Purchase and Sale Agreement.

(m)            Restrictions on Exela Secured Debt. Permit any Exela Party or any Affiliate thereof to incur any new secured Debt or consent to any amendment or modification to any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Sold Assets and Seller Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Purchaser Parties under the Transaction Documents.

Section 8.04.         Affirmative Covenants of the Initial Servicer. At all times from the Closing Date until the Final Payout Date, the Initial Servicer shall, unless the Administrative Agent and the Required Purchasers shall otherwise consent in writing:

(a)            Compliance with Laws, Etc. Comply in all material respects with all Applicable Laws (but not including Sanctions or Anti-Corruption Laws, which are discussed in Section 8.04(n)) with respect to it, its business and its properties and with respect to its servicing of the Sold Assets and Seller Collateral, including the Pool Receivables, the related Contracts and the servicing and collection thereof.

(b)            Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            Inspections. (i) From time to time, upon reasonable notice and during regular business hours, permit each Purchaser Party or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to the such Purchaser Party (at the sole cost and expense of Initial Servicer), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Initial Servicer or its Affiliates or agents, and (B) to visit the offices and properties of Initial Servicer or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Sold Assets and Seller Collateral, Initial Servicer’s performance hereunder or the Initial Servicer’s financial condition and results of operations with any of the officers or employees of Initial Servicer or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of any Purchaser Party with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to such Purchaser Party to conduct, at Initial Servicer’s expense, a review of Seller’s books and records relating to the Sold Assets and Seller Collateral; provided that, unless an Amortization Event, Event of Termination or Unmatured Event of Termination shall have occurred and be continuing at the time any such audit/inspection is requested, the Initial Servicer shall only be required to reimburse any Purchaser Party for reasonable, documented costs and expenses related to two such audit/inspections during any calendar year.

(d)            Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable to maintain and protect the Sold Assets and Seller Collateral and for the collection of all Pool Receivables and Related Security (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time during the continuation of an Initial Servicer Replacement Event or an Event of Termination, upon the request of the Required Purchasers, deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e)            Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply (or cause the Seller to comply) in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, a Deemed Collection occurs in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Second Tier Purchase and Sale Agreement.

(f)            Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Initial Servicer referred to in Schedule 8.04(f) or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)            Credit and Collection Policy. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the other Related Security, the related Contract and the servicing and collection thereof.

(h)            Collections. Prior to the Closing Date, instruct all Obligors to remit Collections of existing and newly generated Pool Receivables and the Related Security to a Collection Account (or if such Obligors are currently remitting Collections to the Collection Account, deliver written notice that Collection Account is owned by the Seller). At all times after the Closing Date, (i) on the related invoice, instruct all Obligors to remit Collections of Pool Receivables and the Related Security to a Collection Account and (ii) to the extent that any Obligor remits any Collections other than directly to a Collection Account, promptly (within four (4) Business Days) notify such Obligor in writing and by telephone to remit any future Collections to a Collection Account. In the event any Exela Party receives any Collections, any such Collections shall be held in trust by such Exela Party and such Exela Party shall deposit such Collections in a Collection Account within four (4) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Collection Account, the Initial Servicer shall within four (4) Business Days of receipt thereof identify such funds and provide instructions to the Administrative Agent to transfer such funds to the appropriate Person entitled to such funds. The Initial Servicer shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) maintain and protect the Pool Receivables and the Related Security, (ii) on a daily basis identify Collections of Pool Receivables received from time to time and (iii) segregate within four (4) Business Days Collections of Pool Receivables from property of any Exela Party and their respective Affiliates other than the Initial Servicer. The Initial Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made in accordance with this Section 8.04 or Section 4.01.

(i)            Transaction Documents. Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity.

(j)            [Reserved].

(k)            Frequency of Billing. Prepare and deliver (or cause to be prepared or delivered) invoices with respect to each Pool Receivable in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Pool Receivable.

(l)            Insurance. Keep its insurable properties insured at all times by financially sound and responsible insurers; maintain insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses in the same geographic area; maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and maintain such other insurance as may be required by Applicable Law.

(m)            Maintenance of Assets. Maintain all of its assets used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Transaction Documents) and from time to time to make all necessary repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(n)            Sanctions; Anti-Corruption; Anti-Money Laundering. The Initial Servicer covenants and agrees that:

(i)            it shall immediately notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event;

(ii)            if, at any time, any Sold Assets and Seller Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Purchasers, upon request by the Administrative Agent or any of the Purchasers , the Initial Servicer shall cause the Seller to provide substitute Sold Assets and Seller Collateral acceptable to the Administrative Agent that is not Embargoed Property;

(iii)            it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws;

(iv)            it and its Subsidiaries will not: (A) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (C) pay or repay any Seller Obligations with Embargoed Property or funds derived from any unlawful activity; (D) permit any Sold Assets and Seller Collateral to become Embargoed Property; or (E) cause any Purchaser or the Administrative Agent to violate any Anti-Terrorism Law; and

(v)            it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Investments or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(o)            Assignment of Claims Act; Etc. If requested by the Administrative Agent, the Initial Servicer shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar state and local Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(p)            [Reserved].

(q)            Program Participants. Upon the Parent’s creation or acquisition of any Subsidiary organized under the laws of the United States or Canada, or any state, province or subdivision thereof that originates Receivables, the Initial Servicer shall notify the Administrative Agent and, if so requested by the Administrative Agent, cause the joinder of such Person to the First Tier Purchase and Sale Agreement on or prior to such time as the Administrative Agent may designate.

(r)            Exchange Act Disclosure. The Initial Servicer will file a Current Report on Form 8-K under the Exchange Act to report the transactions contemplated by this Agreement and in its future Forms 10-K and 10-Q until the Final Payout Date. The disclosure in each of such Exchange Act filings shall include an explicit statement that any amendment or modification to any Existing Specified Secured Debt Documents is prohibited if such amendment or modification could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Sold Assets and Seller Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Purchaser Parties under the Transaction Documents.

Section 8.05.      Reporting Requirements of the Initial Servicer. From the date hereof until the Final Payout Date, the Initial Servicer shall furnish to the Administrative Agent and each Purchaser each of the following:

(a)           (i)      Monthly Reports and Quarterly Financial Statements. (A) Within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statement of comprehensive income for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (x) and (y), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an officer’s certificate of Parent stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes and (B) within thirty (30) days after the end of each calendar month of each fiscal year of Parent, reports of Parent and its Subsidiaries that include (x) sales, (y) cash receipts and (z) disbursements, in each case, of the Parent and its Subsidiaries on a consolidated basis for such calendar month.

(ii)            Annual Financial Statements. Within 105 days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion (a) shall be prepared in accordance with generally accepted auditing standards and (b) shall not include any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Debt occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

(iii)            Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit F signed by a Financial Officer of Parent and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(b)            Financial Statements and Other Information. The Initial Servicer will furnish to the Administrative Agent and each Purchaser:

(i)            promptly after the sending thereof, copies of all proxy statements, financial statements and regular or special reports which the Parent sends to its stockholders;

(ii)            promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Seller, the Administrative Agent or any Purchaser, copies of the same;

(iii)            promptly following a request therefor, any documentation or other information (including with respect to any Exela Party) that the Administrative Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(iv)            from time to time such further information regarding the business, affairs and financial condition of the Exela Parties as the Administrative Agent or any Purchaser shall reasonably request.

(c)            Information Packages and Interim Reports. As soon as available and in any event not later than three (3) Business Days prior to each Settlement Date, (i) an Information Package (which shall contain, among other things, the Contra Account Amounts and all other payables owed to an Obligor by any Exela Party on an Obligor broken out on an Obligor by Obligor basis) signed by the Initial Servicer and for the most recently completed Settlement Period and (ii) an Interim Report current as of the preceding Business Day; provided, that the Administrative Agent, acting with the consent of the Required Purchasers, may (and at the direction of the Required Purchasers, shall) modify, in any reasonable respect, the information required to be provided by Initial Servicer in, or the form of, the Information Package or the Interim Report upon reasonable prior notice to the Seller.

(d)            ERISA. (i) Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event with respect to any Pension Plan, which any Exela Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which any Exela Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could, individually or in the aggregate, reasonably be expected to affect the Sold Assets and Seller Collateral (including the value, the validity, the collectability, or the enforceability of the Receivables), the priority of the Administrative Agent’s lien therein or the enforceability thereof, the transactions contemplated by the Transaction Documents, or the performance of the Initial Servicer, or the ability of the Initial Servicer or any of its Affiliates to perform, thereunder.

(ii)            Promptly after the Initial Servicer becomes aware of the occurrence of any of the events listed in clauses (1) through (6) below, a notice indicating that such event has occurred:

(1)            the Secretary of the Treasury issues a notice to any Exela Party that a Pension Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;

(2)            the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code of any Pension Plan; or there has been a termination, or notice of a termination, of any Pension Plan under Section 4041 or Section 4042 of ERISA;

(3)            any Pension Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;

(4)            any Pension Plan is unable to pay benefits thereunder when due;

(5)            any Exela Party or any of their respective ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar law as now or hereafter in effect; or

(6)            any Exela Party or any of their respective ERISA Affiliates incurs Withdrawal Liability.

(e)            Events of Default. Notice of the occurrence of any Initial Servicer Replacement Event, Amortization Event, Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of the Initial Servicer setting forth details of such event and the action that the Initial Servicer proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after the Initial Servicer obtains knowledge of any such event.

(f)            Litigation. Promptly, and in any event within two (2) Business Days after the Initial Servicer obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding (including a contingency thereof) initiated against any Exela Party and (ii) any development in litigation previously disclosed by it, in each case, that could reasonably be expected to have a Material Adverse Effect.

(g)            Agreed Upon Procedures Report. Not later than the last day of each fiscal year of the Initial Servicer (at the sole cost and expense of the Initial Servicer), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent and the Required Purchasers, addressed to the Administrative Agent and each Purchaser and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Initial Servicer for the prior fiscal year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent or any Purchaser.

(h)            Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Receivables, requesting the Administrative Agent’s and the Required Purchasers’ consent thereto and (ii) any change in the character of the Initial Servicer’s business that has or could reasonably be expected to materially and adversely affect the ability of the Initial Servicer to perform its obligations hereunder or that would prevent the Initial Servicer from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Administrative Agent’s and the Required Purchasers’ consent thereto.

(i)            Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Purchaser of any change in (i) the external accountants of the Seller, the Initial Servicer, the Performance Guarantor or any Originator or (ii) any material accounting policy of the Seller or any Originator (it being understood that any change to the manner in which the Seller or any Originator accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(j)            Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Initial Servicer or any other Exela Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(k)            Servicing Programs. If a Successor Servicer has been appointed or if any Initial Servicer Replacement Event or Event of Termination has occurred and is continuing and a license or approval is required for the Administrative Agent’s or such Successor Servicer’s use of any software or other computer program used by Exela in the servicing of the Receivables, then at the request of the Administrative Agent or a Successor Servicer, Exela shall at its own expense arrange for the Administrative Agent or such Successor Servicer to receive any such required license or approval.

(l)            Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of Parent or any of its Subsidiaries.

(m)            Notice Regarding Material Contracts. Promptly (but in any event within ten (10) Business Days) (i) after any material contract of Parent or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Parent or such Subsidiary, as the case may be, or (ii) any new material contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto.

(n)            Annual Collateral Verification. Within 21 days after the Closing Date and, each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 8.05(a), Initial Servicer shall deliver to the Administrative Agent an officer’s certificate (a) either confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 8.05(n) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in such certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Transaction Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(o)            Excluded Receivables. With reasonable promptness, written notice if the total amount of Excluded Receivables originated in any calendar month exceeds $150,000.

Section 8.06.      Negative Covenants of the Initial Servicer. From the date hereof until the Final Payout Date, the Initial Servicer shall not, without the prior written consent of the Administrative Agent and the Required Purchasers, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a)            Interference. Take any action that would cause the Seller, the Pledgor or any Originator to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.

(b)            Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)            Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Purchaser Parties without the prior written consent of the Administrative Agent and the Required Purchasers, (ii) make any change in the character of its business that has or could reasonably be expected to materially and adversely affect its ability to perform its obligations hereunder or that would prevent it from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, without the prior written consent of the Administrative Agent and the Required Purchasers or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of Administrative Agent and the Required Purchasers.

(d)            Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as of the Closing Date as a Collection Account unless the Administrative Agent and the Required Purchasers shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement without the prior written consent of the Administrative Agent and the Required Purchasers and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement without the prior written consent of Administrative Agent and the Required Purchasers.

(e)            Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Collection Account or (ii) permit funds other than Collections to be deposited into any Collection Account.

(f)            Mergers, Acquisitions, Sales, Etc. Consolidate with or merge with any Person, or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless in the case of any merger or consolidation (i) it shall be the surviving entity and no Change in Control shall result or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent and each Purchaser an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of it under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) the Administrative Agent and the Required Purchasers provide prior written consent to such transaction and (F) the Administrative Agent and each Purchaser receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g)            Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 8.08.

(h)            Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Sold Assets and Seller Collateral, or any interest therein, or any proceeds of any of the foregoing, or any account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.

(i)            Actions Evidencing Transfers by Originators. Notwithstanding anything to the contrary set forth in any Purchase and Sale Agreement, Initial Servicer shall not consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.03 of the First Tier Purchase and Sale Agreement, or (ii) any waiver of or departure from any term set forth in Article V of any Purchase and Sale Agreement, in each case, without the prior written consent of the Administrative Agent.

(j)            No Adverse Claim on Seller. Create or permit to exist any Adverse Claim on any Capital Stock of the Seller.

(k)            Exclusivity. Cause or permit any Subsidiary of the Parent, (i) to sell, factor, pledge, assign or otherwise finance any Receivable (other than Excluded Receivables) except as contemplated by this Agreement and the Transaction Documents or (ii) to enter into any Contract which evidences a Receivable with any Obligor which is not sold or contributed to the Seller pursuant to the Second Tier Purchase and Sale Agreement; provided that, so long as the Receivables Pool is not adversely effected (as reasonably determined by the Administrative Agent), any Exela Party (other than the Bankruptcy Remote Entities) may enter into an agreement to sell, factor, pledge, assign or otherwise finance any Receivable that (i) is originated or acquired under a Contract governed by the laws of a Foreign Jurisdiction and (ii) the Obligor of which is located in a Foreign Jurisdiction and is not an Obligor with respect to any other Receivable that is sold or contributed to the Seller pursuant to the Second Tier Purchase and Sale Agreement.

(l)            Restrictions on Exela Secured Debt. Permit any Exela Party or any Affiliate thereof to incur any new secured Debt or consent to any amendment or modification to any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Sold Assets and Seller Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Purchaser Parties under the Transaction Documents.

Section 8.07.      Full Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) the Seller has the obligation to pay all Investments, Yield, Fees, and all other amounts payable by the Seller hereunder (which obligation shall be full recourse general obligations of the Seller), and (ii) all obligations of the Initial Servicer so specified hereunder shall be full recourse general obligations of the Initial Servicer.

Section 8.08.      Separate Existence of Bankruptcy Remote Entities. Each of the Seller and the Initial Servicer hereby acknowledges that the Secured Parties, the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each Bankruptcy Remote Entity’s identity as a legal entity separate from any other Exela Party and their Affiliates. Therefore, each of the Seller and Initial Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Purchaser to continue each Bankruptcy Remote Entity’s identity as a separate legal entity and to make it apparent to third Persons that each Bankruptcy Remote Entity is an entity with assets and liabilities distinct from those of any other Exela Party and any other Person, and is not a division of another Exela Party or any other Person. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, each of the Seller, Pledgor and the Initial Servicer hereby agrees to comply with, and cause each Exela Party to comply with, the “Special Purpose Provisions” under and as defined in the Limited Liability Company Agreement as in effect on the date hereof of each of the Seller and the Pledgor, and the parties hereto agree that such Special Purpose Provisions are hereby incorporated in this Section 8.08.

Article IX

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

Section 9.01.      Appointment of the Servicer.

(a)            The servicing, administering and collection of Sold Assets and Seller Collateral (including the Pool Receivables) shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Servicing Transfer Date, the Initial Servicer is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

(b)            Upon the occurrence of the Servicing Transfer Date, the Administrative Agent (with the consent of the Required Purchasers or at the direction of the Required Purchasers) may designate as Servicer any other Person (including itself) to succeed the Initial Servicer and the Initial Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the Successor Servicer, and Initial Servicer shall cooperate with and assist such Successor Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to the Sold Assets and Seller Collateral and use by the new Successor Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to service and administer the Sold Assets and Seller Collateral and collect the Pool Receivables and the Related Security. All Servicing Transition Expenses shall be paid by the Initial Servicer within five Business Days’ of its presentment therewith. If the Initial Servicer fails to pay the Servicing Transition Expenses, the Servicing Transition Expenses shall be payable pursuant to Section 4.01.

(c)            Initial Servicer acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each other Purchaser Party have relied on Initial Servicer’s agreement to act as Servicer hereunder. Accordingly, Initial Servicer agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Required Purchasers.

(d)            The Initial Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Initial Servicer pursuant to the terms hereof, (ii) the Initial Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Initial Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may (or at the direction of the Required Purchasers, shall) terminate such agreement upon an Initial Servicer Replacement Event hereunder by giving notice of its desire to terminate such agreement to the Initial Servicer (and the Initial Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Originator, the Administrative Agent and the Required Purchasers shall have consented in writing in advance to such delegation.

Section 9.02.      Duties of the Servicer.

(a)            The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect the Sold Assets and Seller Collateral (including each Pool Receivable) from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Purchaser, the amount of Collections to which each such Purchaser is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Servicer may not modify, waive, restructure or adjust any Pool Receivable or any related Contract if any Capital Coverage Deficit exists or shall exist after giving effect thereto, (iv) unless a Deemed Collection payment is made in accordance with Section 4.01(d) with respect to such Pool Receivable, the Servicer shall not extend the due date of any Pool Receivable or extend the due date of any Pool Receivable after the original due date thereof and (v) if an Initial Servicer Replacement Event or an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Pool Receivable and the other Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained herein, if an Initial Servicer Replacement Event or an Event of Termination has occurred and is continuing, the Administrative Agent may (or at the direction of the Required Purchasers, shall) direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable or take any other enforcement action with respect to the other Sold Assets and Seller Collateral.

(b)            The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Person entitled thereto, the collections of any indebtedness that is not with respect to assets constituting Sold Assets and Seller Collateral, less, if Initial Servicer or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Initial Servicer or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is with respect to assets constituting Sold Assets and Seller Collateral, and copies of records in its possession that evidence or relate to any indebtedness that is with respect to assets constituting Sold Assets and Seller Collateral.

(c)            The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 9.03.      Collection Account Arrangements.

(a)            On the Closing Date, the Seller shall have entered into Account Control Agreements with all related Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. The Seller hereby agrees the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Sold Assets and Seller Collateral and the Seller hereby further agrees to take any action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Sold Assets and Seller Collateral received by the Seller, the Servicer or an Originator shall be sent immediately to a Collection Account or as otherwise instructed by the Administrative Agent.

(b)            [reserved].

(c)            To access Collections during any Settlement Period in connection with any Release, on any Business Day, the Seller may cause the Initial Servicer to deliver (x) with respect to any Release that does not occur on a Settlement Date, an Interim Report and (y) with respect to any Release that occurs on a Settlement Date, the Information Package and an Interim Report, in each case, delivered no later than 10:00am (New York City time) two Business Days (or with respect to any Interim Report, one Business Day) prior to the date of such Release along with a request for a release of Collections. Upon receipt of any such Information Package or Interim Report, as applicable, by the Administrative Agent, the Administrative Agent shall promptly review such Information Package or Interim Report, as applicable, to determine if such Information Package or such Interim Report constitutes a Qualifying Release Report. In the event that the Administrative Agent reasonably determine that such Information Package and/or Interim Report constitute a Qualifying Release Report, so long as the Seller Obligations Final Due Date has not occurred and no Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Administrative Agent shall promptly remit to the Seller from the Collection Account the amount requested on such Qualifying Release Report so long as the remaining Collections on deposit in the Collection Account (after giving effect to such release) exceed the amount necessary to pay the sum of (x) amounts payable under Section 4.01(a)(i) through 4.01(a)(iv), in each case, owing through the date of the immediately following Settlement Date (as reasonably estimated by the Administrative Agent) and (y) the amount of all other unpaid Seller Obligations then due and owing through the date of the immediately following Settlement Date (as reasonably estimated by the Administrative Agent). For purposes of this clause (c), “Qualifying Release Report” shall mean any Interim Report or Information Package that satisfies each of the following conditions: (A) such Interim Report or Information Package is calculated as of the immediately prior Business Day and (B) Administrative Agent does not in good faith reasonably believe that any of the information or calculations set forth in such Interim Report or Information Package are false or incorrect in any material respect (and notice of any such determination shall be provided promptly to the Servicer); provided, that a report delivered in connection with any release of amounts in excess of the purchase price then payable for Receivables then being purchased under the Second Tier Purchase and Sale Agreement shall be in the form of an Information Package or Interim Report, as applicable (with all information and calculations current as of the preceding Business Day).

Section 9.04.      Initial Servicer Replacement Event; Enforcement Rights.

(a)            If (i) any Event of Termination (whether or not waived) shall occur or (ii) Liquidity shall fail to exceed $35,000,000 on such day and the Administrative Agent has (in its discretion) declared an Initial Servicer Replacement Event by written notice thereof to the Servicer and Borrower (which notice may be provided at any time Liquidity shall fail to exceed such amount and the Administrative Agent’s refraining to deliver such notice when Liquidity initially falls below such amount shall not preclude the Administrative Agent from subsequently delivering such a notice), an “Initial Servicer Replacement Event” shall occur. An Initial Servicer Replacement Event shall continue until cured either by (x) the Administrative Agent and the Required Purchasers waiving such Initial Servicer Replacement Event in writing or (y) if arising under clause (ii) of the preceding sentence, Liquidity shall exceed $35,000,000 for forty-five (45) consecutive calendar days. At any time an Initial Servicer Replacement Event is then continuing:

(A)            the Administrative Agent (with the consent of or at the direction of the Required Purchasers, may) direct (at the Seller’s expense) the Obligors that payment of all amounts payable under any Sold Assets and Seller Collateral (including any Pool Receivable) is to be made directly to the Administrative Agent or its designee;

(B)            the Administrative Agent may (or at the direction of the Required Purchasers, shall) instruct the Seller or the Initial Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Initial Servicer, as the case may be, shall give such notice at the expense of the Seller or the Initial Servicer, as the case may be; provided, that if the Seller or the Initial Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Initial Servicer’s, as the case may be, expense) may so notify the Obligors;

(C)            the Administrative Agent may (or at the direction of the Required Purchasers, shall) request the Initial Servicer to, and upon such request the Initial Servicer shall: (x) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a Successor Servicer the use of all software necessary or desirable service and administer the Sold Assets and Seller Collateral and to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and the Required Purchasers and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and the Required Purchasers and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(D)            [reserved];

(E)            the Administrative Agent may (or, at the direction of the Required Purchasers, shall) either (x) replace the Initial Servicer and, in connection therewith, designate a date as the Servicing Transfer Date and a Successor Servicer or (y) reduce the term of the Initial Servicer’s duties hereunder to a period of thirty (30) days (any such arrangement, a “Short-Term Servicing Arrangement”) and, upon the expiration of such Short-Term Servicing Arrangement, the Servicing Transfer Date shall occur; provided, that (x) the Administrative Agent may extend any Short-Term Servicing Arrangement for succeeding periods of thirty (30) days and (y) if the related Initial Servicer Replacement Event is cured, any then-effective Short-Term Servicing Arrangement shall cease and the Initial Servicer’s initial term shall be restored until any subsequent occurrence of an Initial Servicer Replacement Event.

(F)            the Administrative Agent may (or at the direction of the Required Purchasers, shall) collect any amounts due from an Originator or Pledgor under any Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)            The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Initial Servicer Replacement Event or an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)            The Initial Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Initial Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Initial Servicer and on behalf of the Initial Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Initial Servicer Replacement Event or an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Initial Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 9.05.      Responsibilities of the Seller.

(a)            Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations under, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and, in each case the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations, (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction and (iii) timely file all tax returns required to be filed by it. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets and Seller Collateral, nor shall any of them be obligated to perform any of the obligations of the Seller, the Initial Servicer or any Originator thereunder.

(b)            Initial Servicer hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the Successor Servicer so requests) as the data-processing agent of the Successor Servicer and, in such capacity, Initial Servicer shall conduct the data-processing functions of the administration of the Sold Assets and Seller Collateral and the Collections thereon in substantially the same way that Initial Servicer conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Initial Servicer its reasonable and documented out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).

Section 9.06.      Further Actions. Seller agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents.

Section 9.07.      Servicing Fee.

(a)           Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Unpaid Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)            If the Servicer ceases to be Initial Servicer or an Affiliate thereof, the Servicing Fee shall be determined between the Administrative Agent and the Successor Servicer.

Article X

EVENTS OF DEFAULT

Section 10.01.        Events of Default. If any of the following events (each an “Event of Termination”) shall occur:

(a)            Any of the following events:

(i)            any Exela Party shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document (other than as referred to in clause (a)(ii) below) and such failure, solely to the extent capable of cure, shall remain unremedied for five (5) Business Days after the earlier of (x) written notice to such Exela Party (which may be by email) by the Administrative Agent or any Purchaser and (y) actual knowledge of such Exela Party;

(ii)            any of the following shall occur: (A) any Exela Party shall fail to make any payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document as and when due and, such failure shall remain unremedied for two (2) Business Days (provided, that such grace period (x) shall not apply with respect to amounts owing on the Seller Obligations Final Due Date and (y) shall not be in addition to any otherwise applicable grace period for such payment), (B) any Letter of Credit is drawn upon and is not fully reimbursed by the Seller within two (2) Business Days from the date of such draw, (C) the Seller or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement when due or (D) the Seller or Initial Servicer, as applicable, shall breach any provision of Section 8.01(m), Sections 8.03, or any of Sections 8.04(e), 8.04(h), 8.04(n), 8.06(a), 8.06(b), 8.06(c), 8.06(d), 8.06(i), 8.06(j), 8.06(k) or 8.08;

(b)            any representation or warranty set forth in any Transaction Document shall prove to have been false or incorrect when made or deemed to be made any Exela Party and (other than Section 7.01(bb), Section 7.02(v)) such breach shall remain uncured (to the extent such breach may be cured) for a period of five (5) Business Days after the earlier of (x) written notice to such Exela Party (which may be by email) by the Administrative Agent or any Purchaser, and (y) actual knowledge of such Exela Party;

(c)            any event or condition occurs that (a) results in any Debt of any Exela Party that is outstanding in an aggregate amount exceeding $25,000,000 to become due prior to its scheduled maturity (with all applicable grace periods having expired) or (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Debt of any Exela Party that is outstanding in an aggregate amount exceeding $25,000,000 or any trustee or agent on its or their behalf to cause such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (whether acted upon or not); provided that a breach of the net first lien leverage ratio in Section 6.11 of the Credit Agreement (as amended, amended and restated, supplemented or otherwise modified or waived from time to time) shall not, by itself constitute an “Event of Termination” for purposes of this clause (c) unless all or any portion of the obligations under the Credit Agreement have been accelerated as a result of such breach; provided further, that this clause (c) shall not apply to any secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(d)            an Event of Bankruptcy shall have occurred with respect to any Bankruptcy Remote Entity;

(e)            the occurrence of any litigation, arbitration proceedings or proceedings of any Governmental Authority (or in each case the occurrence of any development in respect thereof) which would reasonably be expected to result in fines, awards, assessments or damages (or the economic equivalent thereof) owing by any Exela Party equal to or in excess of $10,000,000 (or solely with respect to the Seller and the Pledgor, $16,750);

(f)            the average of the Default Ratios for the three preceding calendar months shall at any time exceed 7.00%;

(g)            the average of the Dilution Ratios for the three preceding calendar months shall at any time exceed 7.25%;

(h)            the average of the Delinquency Ratios for the three preceding calendar months shall at any time exceed 13.50%;

(i)            the Days’ Sales Outstanding for any calendar month shall at any time be more than 75 days;

(j)            a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days after the Seller’s knowledge or receipt of notice thereof;

(k)            a Change in Control shall occur not otherwise consented to in writing by the Administrative Agent and the Required Purchasers;

(l)            there shall have occurred any event which materially adversely affects the ability of any Originator or Pledgor to originate, or to transfer pursuant to the terms of any Purchase and Sale Agreement, Receivables of a credit quality which are at least of the credit quality of the Pool Receivables, with related Obligors that are similar to those included in the initial Investment or LC Issuance hereunder;

(m)            the Administrative Agent, for the benefit of the Secured Parties, fails at any time to have a first priority perfected security interest in all the Sold Assets and Seller Collateral or any Collection Account (other than such Collection Account Bank’s right to set off or deduct from the Collection Accounts customary banking fees and charges pursuant to the Account Control Agreements), in each case, free and clear of any Adverse Claim;

(n)            a Material Adverse Effect shall occur with respect to any Exela Party;

(o)            either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Exela Party and such lien shall not have been released within five (5) days, or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Exela Party or any of their ERISA Affiliates;

(p)            (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan; (iv) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Exela Party or any of their respective ERISA Affiliates from any Multiemployer Plan; (v) the receipt by any of any Exela Party or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vi) the receipt by any Exela Party or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (vii) the occurrence of a prohibited transaction with respect to any Exela Party or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); or (viii) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan;

(q)            (i) any Exela Party shall be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) the Seller becomes a “covered fund” under the Volcker Rule;

(r)            any Transaction Document shall cease to be the valid and binding obligation enforceable against any Exela Party;

(s)            any Bankruptcy Remote Entity shall (x) fail at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have the required number of Independent Managers who satisfy each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, (y) fail to timely notify the Administrative Agent of any replacement or appointment of any Person that is to serve as an Independent Manager for such Bankruptcy Remote Entity as required pursuant to Section 8.03(c) of this Agreement or (z) terminate any Independent Manager for any reason other than for cause;

(t)            the Seller shall fail to pay in full all of its obligations to the Purchaser Parties hereunder and under each other Transaction Documents (including, for the avoidance of doubt, the Seller’s obligation to fully fund the required amount to the LC Collateral Account) on or prior to the Seller Obligations Final Due Date;

(u)            one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (other than judgments fully covered by insurance issued by an insurer that has irrevocably accepted coverage and has the ability to pay such judgments) shall be rendered against any Exela Party or any Subsidiary of any Exela Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Exela Party or any Subsidiary of any Exela Party to enforce any such judgment which is not effectively stayed for a period of ten (10) consecutive days;

(v)            one or more judgments shall be rendered against any Bankruptcy Remote Entity;

(w)            the incurrence of, or occurrence of any amendment or modification to, any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Sold Assets and Seller Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Purchaser Parties under the Transaction Documents;

(x)            (i) the occurrence of a Purchase and Sale Termination Event (except pursuant to clause (d) of the definition thereof) under any Purchase and Sale Agreement or (ii) Receivables cease being sold or contributed pursuant to any Purchase and Sale Agreement;

(y)            the Performance Guaranty is canceled, rescinded, amended, waived or otherwise modified without the prior written consent of the Required Purchasers;

(z)            any amount on deposit in a Collection Account shall be withdrawn by any Person other than the Administrative Agent;

(aa)      the incurrence of, or occurrence of any amendment or modification to, any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Sold Assets and Seller Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Purchaser Parties under the Transaction Documents; or

(bb)      any “Event of Default” under and as defined in the SourceHOV Settlement Agreement shall occur under the SourceHOV Settlement Agreement;

then, and in any such event, the Administrative Agent may (or, at the direction of the Required Purchasers, shall) by notice to the Seller (x) declare the Seller Obligations Final Due Date to have occurred and (y) declare the Investments, Capital Reduction Premium and all other Seller Obligations to be immediately due and payable (in which case the Investments and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (d) of this Section 10.01 with respect to the Seller, the Seller Obligations Final Due Date shall occur and the Investments, Capital Reduction Premium and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

Section 10.02.         Remedies.

(a)            Without limiting the generality of the foregoing, after the occurrence of an Event of Termination, the Administrative Agent on behalf of the Secured Parties without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Seller, the Servicer or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith, deliver an activation or control notice or similar notice under any Account Control Agreement, collect, receive, appropriate and realize upon the Sold Assets and Seller Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Sold Assets and Seller Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, auction or office of the Administrative Agent or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar Sold Assets and Seller Collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Sold Assets and Seller Collateral so sold, free of any right or equity of redemption in the Seller, which right or equity is hereby waived or released. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Sold Assets and Seller Collateral or in any way relating to the Sold Assets and Seller Collateral or the rights of the Administrative Agent hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Seller Obligations, in accordance with the priority of payments set forth in Section 4.01(a), and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of law, including Section 9 504(1)(c) of the UCC, need the Administrative Agent account for the surplus, if any, to the Seller.

(b)            After the occurrence of an Event of Termination, the Seller further agrees, at the Administrative Agent’s request, to instruct the Servicer to assemble the Sold Assets and Seller Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Seller’s premises or elsewhere.

(c)            Each of the Seller and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Sold Assets and Seller Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Sold Assets and Seller Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Seller and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Sold Assets and Seller Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Sold Assets and Seller Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

(d)            To the extent permitted by Applicable Law, the Seller waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by any of the Secured Parties of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of such Secured Party. If any notice of a proposed sale or other disposition of Sold Assets and Seller Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) Business Days before such sale or other disposition. The Seller shall remain liable for any deficiency (plus accrued interest thereon) if the proceeds of any sale or other disposition of the Sold Assets and Seller Collateral are insufficient to pay the Seller Obligations and the reasonable fees and disbursements of any attorneys employed by any of the Secured Parties to collect such deficiency.

Article XI

THE ADMINISTRATIVE AGENT

Section 11.01.        Appointment of Administrative Agent.

(a)            PNC is hereby appointed Administrative Agent hereunder and under the other Transaction Documents and each other Purchaser Party hereby authorizes PNC, in such capacity, to act as its agent in accordance with the terms hereof and the other Transaction Documents, including, without limitation, to make investments, on behalf of the applicable Purchasers as provided in this Agreement or any other Transaction Document and to perform, exercise and enforce any and all other rights and remedies of the Purchasers with respect to the Exela Parties, the Seller Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by the Administrative Agent of the rights and remedies specifically authorized to be exercised by the Administrative Agent by the terms of this Agreement or any other Exela Parties.

(b)            The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Article XI are solely for the benefit of the Administrative Agent and Purchasers and no Exela Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent or any of its Subsidiaries.

Section 11.02.         Powers and Duties. Each Purchaser irrevocably authorizes Administrative Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Purchaser or any party; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

Section 11.03.         General Immunity.

(a)            No Responsibility for Certain Matters. The Administrative Agent shall not be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished to the Purchasers or by or on behalf of any Exela Party to the Administrative Agent or any Purchaser Party in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Exela Party or any other Person liable for the payment of any Seller Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Investments or as to the existence or possible existence of any Initial Servicer Replacement Event, Event of Termination or Unmatured Event of Termination or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Investments.

(b)            Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by the Administrative Agent (i) at the direction or instruction of the Required Purchasers or (ii) under or in connection with any of the Transaction Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Purchasers (or such Purchasers as may be required to give such instructions under Section 14.01) and, upon receipt of such instructions from the Required Purchasers (or such other Purchasers, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Purchaser shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Required Purchasers (or such other Purchaser as may be required to give such instructions under Section 14.01). Notwithstanding anything contained herein to the contrary, no action taken or not taken by the Administrative Agent with the consent or at the request of the Required Purchasers (or such other number or percentage of Purchasers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances) shall constitute gross negligence or willful misconduct.

(c)            Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Initial Servicer Replacement Event, Amortization Event, Unmatured Event of Termination or Event of Termination, unless Administrative Agent shall have received written notice from a Purchaser or Exela Party referring to this Agreement, describing such Initial Servicer Replacement Event, Amortization Event, Unmatured Event of Termination or Event of Termination and stating that such notice is a “notice of default.” Administrative Agent will notify the Purchasers of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Initial Servicer Replacement Event, Amortization Event, Unmatured Event of Termination or Event of Termination as may be directed by the Required Purchasers in accordance with Articles IX or XI; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Initial Servicer Replacement Event, Amortization Event, Unmatured Event of Termination or Event of Termination as it shall deem advisable or in the best interest of the Purchasers.

Section 11.04.        Administrative Agent Entitled to Act as Purchaser. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not an Administrative Agent, and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Administrative Agent hereunder in its individual capacity, if applicable. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Purchaser hereunder, if applicable. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Seller or any Exela Party for services in connection herewith and otherwise without having to account for the same to Purchasers.

Section 11.05.        Purchasers’ Representations, Warranties and Acknowledgment.

(a)            Each Purchaser represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Exela Parties in connection with Investments and LC Issuances hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Exela Parties. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Purchasers or to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the making of the Investments or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Purchasers.

(b)            Each Purchaser, by delivering its signature page to this Agreement or an Assignment and Acceptance Agreement and funding any Investments hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by Administrative Agent, Required Purchasers or Purchasers, as applicable on the Closing Date or as of the date of funding of such new Investments.

Section 11.06.         Right to Indemnity. EACH PURCHASER, IN PROPORTION TO ITS COMMITMENT PERCENTAGE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN TIMELY REIMBURSED BY ANY EXELA PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO PURCHASER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY PURCHASER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH PURCHASER’S COMMITMENT PERCENTAGE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY PURCHASER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 11.07.          Successor Administrative Agent.

(a)            Administrative Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Purchasers) prior written notice thereof to the Purchasers and Seller and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Seller and the Administrative Agent signed by the Required Purchasers. Upon any such notice of resignation or removal, the Required Purchasers shall have the right, upon five Business Days’ notice to Seller, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring or removed Administrative Agent may on behalf of the Purchasers appoint a successor Administrative Agent from among the Purchasers. Whether or not a successor has been appointed, such resignation or removal shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) all payments, communications and determinations provided to be made by, or through the Administrative Agent shall instead be made by or to each Purchaser directly, until such time, if any, as the Required Purchasers appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent shall (to the extent not already discharged as provided above) be discharged from all of its duties and obligations hereunder or under the other Transaction Documents, and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums and Sold Assets and Seller Collateral held under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Transaction Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any resignation or removal hereunder as Administrative Agent the provisions of this Article XI and Section 13.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)            Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder without the prior written consent of, or prior written notice to, Seller or the Purchasers; provided that the Seller and the Purchasers may deem and treat the assigning Administrative Agent as the Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Seller and the Purchasers of such assignment. Upon such assignment such Person shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Transaction Documents.

(c)            Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 11.03, Section 11.06 and of this Section 11.07 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 11.03, Section 11.06 and of this Section 11.07, shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Exela Parties and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Exela Party, Purchaser or any other Person and no Exela Party, Purchaser or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 11.08.         Transaction Documents.

(a)            Administrative Agent under Transaction Documents. Each Purchaser hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Purchasers, to be the agent for and representative of the Purchasers with respect to the Sold Assets and Seller Collateral and the other Transaction Documents. Subject to Section 14.01, without further written consent or authorization from the Purchasers, Administrative Agent may execute any documents or instruments necessary to release any Adverse Claim encumbering any item of Sold Assets and Seller Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which such other Purchasers as may be required to give such consent under Section 14.01) have otherwise consented.

(b)            Right to Realize on Sold Assets and Seller Collateral and Enforce Guaranty. Anything contained in any of the Transaction Documents to the contrary notwithstanding, Seller, Servicer, Administrative Agent, and each Purchaser hereby agree that (i) no Purchaser shall have any right individually to realize upon any of the Sold Assets and Seller Collateral or to enforce the Performance Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Purchasers in accordance with the terms hereof and all powers, rights and remedies under the Transaction Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Sold Assets and Seller Collateral pursuant to a public or private sale or any sale of the Sold Assets and Seller Collateral in a case under the Bankruptcy Code, Administrative Agent or any Purchaser may be the purchaser of any or all of such Sold Assets and Seller Collateral at any such sale and the Administrative Agent, as agent for and representative of Secured Parties (but not any other Purchasers in its or their respective individual capacities unless the Required Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Sold Assets and Seller Collateral sold at any such public sale, to use and apply any of the Seller Obligations as a credit on account of the purchase price for any Sold Assets and Seller Collateral payable by Administrative Agent at such sale.

Section 11.09.      Agency for Perfection. Administrative Agent and each Purchaser hereby appoints Administrative Agent and each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and liens upon the Sold Assets and Seller Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Purchaser hereby acknowledges that it holds possession of or otherwise controls any such Sold Assets and Seller Collateral for the benefit of Administrative Agent and the Purchasers as secured party. Should any Purchaser obtain possession or control of any such Sold Assets and Seller Collateral, such Purchaser shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Sold Assets and Seller Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Sold Assets and Seller Collateral and under the Transaction Documents. Each Exela Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 11.10.         Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Purchaser:

(a)            is deemed to have requested that Administrative Agent furnish such Purchaser, promptly after it becomes available, a copy of each field audit or examination report with respect to any Exela Party (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and the Administrative Agent shall so furnish each Purchaser with such Reports;

(b)            expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Exela Parties and will rely significantly upon the Exela Parties books and records, as well as on representations of such Person’s personnel;

(d)            agrees to keep all Reports and other material, non-public information regarding the Exela Parties and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with this Agreement, and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Purchaser preparing a Report harmless from any action the indemnifying Purchaser may take or fail to take or any conclusion the indemnifying Purchaser may reach or draw from any Report in connection with any investments or other credit accommodations that the indemnifying Purchaser has made or may make to Seller, or the indemnifying Purchaser’s participation in, or the indemnifying Purchaser’s purchase of, an investment or investments of the Seller, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Purchaser preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Administrative Agent and any such other Purchaser preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Purchaser.

In addition to the foregoing: (x) any Purchaser may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Purchaser a copy of any report or document provided by any Exela Party to Administrative Agent that has not been contemporaneously provided by any Exela Party to such Purchaser, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Purchaser, (y) to the extent that Administrative Agent is entitled, under any provision of the Transaction Documents, to request additional reports or information from the Exela Parties or any Purchaser may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Purchaser’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of any Exela Party the additional reports or information reasonably specified by such Purchaser and, upon receipt thereof from any Exela Party, Administrative Agent promptly shall provide a copy of same to such Purchaser, and (z) any time that Administrative Agent renders to the Seller a statement regarding the Investments, the Administrative Agent shall send a copy of such statement to each Purchaser.

Section 11.11.      Erroneous Payments.

(a)	If the Administrative Agent notifies a Purchaser or a Secured Party, or any Person who has received funds on behalf of a Purchaser or a Secured Party such Purchaser (any such Purchaser, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 11.11(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, reduction or repayment of Capital, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 11.11(a) shall be conclusive, absent manifest error.

(b)	Without limiting Section 11.11(a), each Purchaser or Secured Party, or any Person who has received funds on behalf of a Purchaser or Secured Party, hereby further agrees that if it receives a payment, reduction or repayment (whether received as a payment, reduction or repayment of Capital, yield, fees, distribution or otherwise)from the Administrative Agent (or any of its Affiliates) (x) that is a different amount than , or on a different date from, that specified in a notice of payment, reduction or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, reduction or repayment, (y) that was not preceded or accompanied by a notice of payment, reduction or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser or Secured Party, or other such recipient, otherwise becomes aware an Erroneous Payment was transmitted, or received, in error or by mistake (in whole or part) in each case:

i.	(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, reduction or repayment; and

ii.	such Purchaser or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, reduction or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).

(c)	Each Purchaser or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser or Secured Party from any source, against any amount due to the Administrative Agent under Section 11.11(a) or under the indemnification provisions of this Agreement.

(d)	In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.11(a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Investments (but not its Commitments) of the relevant Purchasers with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Purchasers”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Investments (but not Commitments) o the Erroneous Payment Impacted Purchasers, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid yield (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Investments subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Investments acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Investment (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Investment (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)	The parties hereto agree that an Erroneous Payment shall not pay, reduce, repay, discharge or otherwise satisfy any Seller Obligations owed by the Seller or any other Exela Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Seller or any other Exela Party for the purpose of making such Erroneous Payment.

(f)	To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)	Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.

Section 11.12.         Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

Article XII

[RESERVED]

Article XIII

INDEMNIFICATION

Section 13.01.         Indemnities by the Seller.

(a)            Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or LC Issuances or the security interest in respect of any Pool Receivable or any other Sold Assets and Seller Collateral; excluding, however, (a) Seller Indemnified Amounts (x) resulted solely from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, and (b) Taxes that are otherwise indemnified under Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim or that are specifically described below). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)            any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)            any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)            the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)            the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Sold Assets and Seller Collateral, in each case free and clear of any Adverse Claim;

(v)            the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Sold Assets and Seller Collateral and Collections in respect thereof, whether at the time of any Investment or LC Issuance or at any subsequent time;

(vi)            any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from or relating to collection activities with respect to such Pool Receivable, or any other claim resulting from the sale of goods or rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of nay Obligor to pay undisputed indebtedness;

(vii)            any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)            any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)            the commingling of Collections of Pool Receivables at any time with other funds (other than other Collections of Sold Assets and Seller Collateral);

(x)            any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investment or LC Issuance or in respect of any Pool Receivable or other Sold Assets and Seller Collateral or any related Contract (except to the extent relating to a credit losses on the Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor);

(xi)            any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)            any failure by any Exela Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;

(xiii)            any setoff with respect to any Pool Receivable;

(xiv)            any failure of the Seller or any Originator to perform any of their respective duties or obligations under any Contract related to any Receivable;

(xv)            any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xvi)            the failure by the Seller to pay when due any Taxes, including sales, excise or personal property taxes;

(xvii)            any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xviii)            any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract or agency letter not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xix)            the use of proceeds of any Investment or the use of any Letter of Credit or the proceeds thereof;

(xx)            any reduction in Investments as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or

(xxi)            any third party claim, litigation, suit, arbitration or other adversarial proceeding to which any Exela Party or any of its Affiliates is a party as a result of or in connection such Seller Indemnified Party’s or its Affiliates’ participation in the transaction contemplated by this Agreement or any other Transaction Document.

(b)            If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section 13.01 shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(c)            Any indemnification or contribution under this Section 13.01 shall survive the payment in full of the Seller Obligations and the termination of this Agreement.

For the avoidance of doubt, there shall be no recourse to the Servicer for Seller Indemnified Amounts other than to the extent expressly provided for in this Agreement or in any other Transaction Document.

Section 13.02.         Indemnification by the Initial Servicer.

(a)            The Initial Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Initial Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Initial Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other reasonable and documented out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Initial Servicer Indemnified Amounts”); excluding (i) Initial Servicer Indemnified Amounts (x) resulted solely from the gross negligence or willful misconduct by the Initial Servicer Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, (ii) Taxes that are otherwise indemnified under Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim or that are specifically described below), and (iii) Initial Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Initial Servicer shall pay on demand, to each Initial Servicer Indemnified Party any and all amounts necessary to indemnify such Initial Servicer Indemnified Party from and against any and all Initial Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Initial Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)            any Pool Receivable which the Initial Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time or;

(ii)            any representation, warranty or statement made or deemed made by the Initial Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Initial Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)            the failure by the Initial Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)            any failure of the Initial Servicer to perform in all material respects any of its duties or obligations under any Contract related to any Receivable;

(v)            any failure by any Exela Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;

(vi)            the commingling of Collections of Pool Receivables at any time with other funds (other than other Collections of Sold Assets and Seller Collateral);

(vii)            any failure of the Initial Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(viii)            any claim, litigation, suit, arbitration or other adversarial proceeding to which any Exela Party or any of its Affiliates is a party; or

(ix)            any liability of the Seller under Section 5.03 or resulting from a breach by the Seller of the representations and warranties set forth in Section 7.01(z) or Section 7.01(aa) or the covenants set forth in Section 8.01(o), Section 8.03(k), Section 9.05(a)(ii) or Section 9.05(a)(iii).

(b)            If for any reason the foregoing indemnification is unavailable to any Initial Servicer Indemnified Party or insufficient to hold it harmless, then the Initial Servicer shall contribute to such Initial Servicer Indemnified Party the amount paid or payable by such Initial Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Initial Servicer and its Affiliates on the one hand and such Initial Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Initial Servicer and its Affiliates and such Initial Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Initial Servicer under this Section 13.02 shall be in addition to any liability which the Initial Servicer may otherwise have, shall extend upon the same terms and conditions to each Initial Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Initial Servicer and the Initial Servicer Indemnified Parties.

(c)            Any indemnification or contribution under this Section 13.02 shall survive the payment in full of the Seller Obligations and the termination of this Agreement.

For the avoidance of doubt, there shall be no recourse to the Seller for Initial Servicer Indemnified Amounts other than to the extent expressly provided for in this Agreement or in any other Transaction Document.

Article XIV

MISCELLANEOUS

Section 14.01.         Amendments, Etc.

(a)            No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Required Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the LC Bank and each Purchaser:

(i)            change (directly or indirectly) the definitions of, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Seller Obligations Final Due Date, Net Pool Balance, Eligible Receivable or Required Reserves, contained in this Agreement, or change the calculation of the Capital Coverage Amount;

(ii)            reduce the amount of Capital or Yield that is payable on account of any Investment or with respect to any other Investment or delay any scheduled date for payment thereof;

(iii)            change any Amortization Event, Event of Termination or Initial Servicer Replacement Event;

(iv)            release all or a material portion of the Sold Assets and Seller Collateral from the Administrative Agent’s security interest created hereunder;

(v)            release the Performance Guarantor from all or a material portion of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)            change any of the provisions of this Section 14.01 or the definition of “Required Purchasers”;

(vii)            change the order of priority in which Collections are applied pursuant to Section 4.01;

(viii)            amend, modify, terminate or waive any provision of Section 6.02 with regard to any Investment without the consent of Required Purchasers; or

(ix)            alter the required application of any repayments or reductions of Capital without the consent of Required Purchasers.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser and (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser.

Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser.

Section 14.02.      Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and e-mail) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be effective when transmitted to an e-mail address and (iii) notices and communications sent by other means shall be effective when received; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent and all notices from or to a Purchaser Party shall be sent through the Administrative Agent.

Section 14.03.      Successors and Assigns; Participations.

(a)            Right to Assign. Each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Investments owing to it or other Seller Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Investment and any related Commitments):

(i)            to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Seller and the Administrative Agent; provided, however, that any such assignment of a Commitment (or any portion thereof) shall require the consent of the LC Bank (not to be unreasonably withheld or delayed); and

(ii)            to any Person otherwise constituting an Eligible Assignee with the consent of each of the Administrative Agent, the LC Bank and the Seller (in each case, not to be unreasonably withheld or delayed); provided, that (i) no consent of the Seller shall be required if an Event of Termination has occurred and is continuing and (ii) unless an Event of Termination shall exists, no assignment may be made to an Ineligible Institution; provided, each such assignment hereunder shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Seller and the Administrative Agent or as shall constitute the aggregate amount of the Commitments of the assigning Purchaser) with respect to the assignment of the Commitments and Investments. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to an Ineligible Institution and (b) the Seller and the Purchasers acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Purchaser or potential Purchaser is an Ineligible Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to an Ineligible Institution.

(b)            Conditions to Assignment. Assignments shall be subject to the following additional conditions:

(i)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500; and

(ii)            the assignee, if it shall not be a Purchaser, shall deliver to the Administrative Agent all documentation and other information reasonably determined by the Administrative Agent to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(c)            Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain at one of its offices a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser and the aggregate outstanding Capital (and stated yield) of the Investments of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Initial Servicer, the Administrative Agent, the Purchasers, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register as a Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Initial Servicer, or any Purchaser at any reasonable time and from time to time upon reasonable prior written notice.

(d)            Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Purchaser and an Eligible Assignee or assignee Purchaser, the processing fee and the “know your customer” information reasonably requested by the Administrative Agent, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Initial Servicer.

(e)            Representations and Warranties of Assignee. Each Purchaser, upon execution and delivery hereof or upon executing and delivering an Assignment and Acceptance Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment and Acceptance Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or investments such as the applicable Commitments or Investments, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Investments for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Investments within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 14.03(d), the disposition of such Commitments or Investments or any interests therein shall at all times remain within its exclusive control); and (iv) such Purchaser does not own or control, or own or control any Person owning or controlling, any trade debt or Debt of any Exela Party other than the Seller Obligations or any Capital Stock of any Exela Party.

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 14.03, as of the later (i) of the “Effective Date” specified in the applicable Assignment and Acceptance Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Purchaser” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement and shall thereafter be a party hereto and a “Purchaser” for all purposes hereof; (B) the assigning Purchaser thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement) and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto; provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, (1) the LC Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder, and (2) such assigning Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Purchaser as a Purchaser hereunder); and (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Purchaser, if any.

(g)            Participations. Each Purchaser shall have the right at any time to sell one or more participations to any Person (other than any Exela Party or any of its Affiliates) in all or any part of its Commitments, Investments or in any other Seller Obligation. The holder of any such participation, other than an Affiliate of the Purchaser granting such participation, shall not be entitled to require such Purchaser to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Seller Obligation or any Letter of Credit (unless such Letter of Credit is not extended beyond the Seller Obligations Final Due Date) in which such participant is participating, or reduce the rate or extend the time of payment of yield or fees thereon (except in connection with a waiver of applicability of any post default increase in yield rates) or reduce the Capital thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Initial Servicer Replacement Event, Amortization Event, Unmatured Event of Termination or Event of Termination or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Investment shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Exela Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Sold Assets and Seller Collateral under the Transaction Documents (in each case, except as expressly provided in the Transaction Documents) supporting the Investments hereunder in which such participant is participating. The Seller agrees that each participant shall be entitled to the benefits of Article V to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to the terms of this Agreement; provided, a participant that would not be a U.S. Person if it were a Purchaser shall not be entitled to the benefits of Section 5.03, unless, at the time such participant is claiming such benefits, the Seller is notified of the participation sold to such participant and such participant agrees, for the benefit of the Seller, to comply with Section 5.03 as though it were a Purchaser. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 5.03 as though it were a Purchaser, provided such participant agrees to be subject to Section 5.03 as though it were a Purchaser.

(h)            Participant Register. Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each participant and the Capital (and stated yield) of each participant’s interest in the Investments or other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Investments, Capital, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Investment, Capital, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the United States Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)            Assignments by Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent with the consent of the LC Bank (not to be unreasonably withheld, conditioned or delayed); provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(j)            Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, the LC Bank and each Purchaser (such consent to be provided or withheld in the sole discretion of such Person).

(k)            Pledge to a Federal Reserve Bank. In addition to any other assignment permitted pursuant to this Section 14.03, any Purchaser may assign, pledge and/or grant a security interest in, all or any portion of its Investments and the other Seller Obligations owed by or to such Purchaser to secure obligations of such Purchaser or any of its Affiliates to any Person providing any investment, letter of credit or other extension of credit or financial arrangement to or for the account of such Purchaser or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Purchaser, as between the Seller and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Purchaser” or “Agent” or be entitled to require the assigning Purchaser or the Administrative Agent to take or omit to take any action hereunder.

Section 14.04.         Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, whether or not the transactions contemplated hereby shall be consummated, the Seller agrees to pay promptly (a) all of each Purchaser Party’s and Administrative Agent’s actual and reasonable costs and expenses of preparation of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to each Purchaser Party and Administrative Agent in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Seller; (c) all the actual costs and reasonable expenses of creating and perfecting security interests in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Purchaser Party and Administrative Agent and of counsel providing any opinions that any Purchaser Party may request in respect of the Sold Assets and Seller Collateral or security interests created pursuant to the Transaction Documents; (d) all of each Purchaser Party’s and Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of such Purchaser Party’s or Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Purchaser Party and the Administrative Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Sold Assets and Seller Collateral; (f) all the actual costs and reasonable expenses of the Purchaser Parties, Administrative Agent and Purchasers in connection with the attendance at any meetings in connection with this Agreement and the other Transaction Documents; (g) all other actual and reasonable costs and expenses incurred by each Purchaser Party and Administrative Agent in connection with the syndication of the Investments and Commitments and the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of an Initial Servicer Replacement Event, Unmatured Event of Termination or an Event of Termination, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Purchaser Party, Administrative Agent and Purchasers in enforcing any Seller Obligations of or in collecting any payments due from any Exela Party hereunder or under the other Transaction Documents by reason of such Initial Servicer Replacement Event, Unmatured Event of Termination or Event of Termination (including in connection with the sale of, collection from, or other realization upon any of the Sold Assets and Seller Collateral or the enforcement of the Transaction Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 14.05.         No Proceedings. Each of the Servicer, each Purchaser Party and each assignee of an Investment or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Bankruptcy Remote Entity any Event of Bankruptcy until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination.

Section 14.06.      Confidentiality.

(a)            Administrative Agent and each other Purchaser Party shall hold all non-public information regarding the Exela Parties and their businesses identified as such by such Exela Party and obtained by such Purchaser Party from such Exela Party pursuant to the requirements hereof in accordance with such Purchaser Party’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Exela Parties that, in any event, any Purchaser Party may make (i) disclosures of such information to Affiliates of such Purchaser Party and to their agents, advisors, directors, officers, financing sources, partners, managers and shareholders (and to other persons authorized by a Purchaser Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 14.06), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Purchaser Party of any Investments or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Exela Parties received by it from any of the Purchaser Parties, (iv) disclosure to any Purchaser Party’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any investors, members and partners of any Purchaser Party or their Affiliates, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Purchaser Party shall make reasonable efforts to notify the Seller of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Purchaser Party by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, any Purchaser Party may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Exela Parties)(collectively, “Trade Announcements”). No Exela Party shall issue any Trade Announcement or disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or any other Transaction Document) or the identity of the Administrative Agent or any other Purchaser Party except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Administrative Agent and such other Purchaser Party.

Section 14.07.      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER PARTY IN THE SOLD ASSETS AND SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 14.08.      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

Section 14.09.      Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, Article XI, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive the payment in full of the Seller Obligations and the termination of this Agreement.

Section 14.10.      CONSENT TO JURISDICTION.

(a)            ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST SELLER OR SERVICER ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE SELLER OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF SELLER AND SERVICER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 14.02 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT PURCHASER PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION.

(b)            EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 14.11.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS INVESTMENT TRANSACTION OR THE PURCHASER/SELLER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE INVESTMENTS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 14.12.      Ratable Sharing. The Purchasers hereby agree among themselves that, except as otherwise provided in the Transaction Documents with respect to amounts realized from the exercise of rights with respect to security interests in the Sold Assets and Seller Collateral, if any of them shall, whether by voluntary payment (other than a voluntary reduction of Investments made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of Capital, yield, amounts payable in respect of any Letter of Credit, fees and other amounts then due and owing to such Purchaser hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) which is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of the Seller or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. Seller expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Seller to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. In the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Bank, and the Purchasers, and (y) the Defaulting Purchaser shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff.

Section 14.13.      Limitation of Liability.

(a)            No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)            The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

Section 14.14.      Intent of the Parties. The parties hereto have structured this Agreement with the intention that the Investments and the obligations of the Seller hereunder will be treated, for purposes of United States federal income tax and applicable state, local and foreign tax measured by net income, as debt (the “Intended Tax Treatment”). The Seller, the Initial Servicer, the Administrative Agent and the other Purchaser Parties agree not to file any income tax return, and not to take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each participant acquiring an interest in an Investment or Letter of Credit, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

Section 14.15.      USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the PATRIOT Act it may be required to obtain, verify and record information that identifies each Exela Party, which information includes the name and address of the Exela Parties and other information that will allow such Purchaser Party or the Administrative Agent, as applicable, to identify the Exela Parties in accordance with the PATRIOT Act.

Section 14.16.      Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of: (a) the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured) or (b) the Initial Servicer against amounts owing by the Initial Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Initial Servicer, as applicable, promptly following such setoff.

Section 14.17.      Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.18.      Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 14.19.      Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 14.20.      Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in Illinois is of the essence. U.S. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Transaction Document, and all such payments shall be made to the Administrative Agent in Illinois in immediately available funds. To the fullest extent permitted by Applicable Law, the obligations of any Exela Party to the Purchaser Parties under this Agreement and under the other Transaction Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent in Illinois to the extent that the amount so paid after conversion under this Agreement and transfer to Illinois does not yield the amount of U.S. Dollars in Illinois due under this Agreement and under the other Transaction Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into an Alternative Currency, to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which Administrative Agent could, in accordance with normal procedures, purchase U.S. Dollars with the Alternative Currency on the Business Day preceding that on which final judgment is given. The obligation of each Exela Party in respect of any such sum due from it to the Purchaser Parties hereunder shall, notwithstanding any judgment in such Alternative Currency, be discharged only to the extent that, on the Business Day immediately following the date on which Administrative Agent receives any sum adjudged to be so due in the Alternative Currency, Administrative Agent may, in accordance with normal banking procedures, purchase U.S. Dollars with the Alternative Currency. If the U.S. Dollars so purchased are less than the sum originally due to the Purchaser Parties in U.S. Dollars, each Exela Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Purchaser Parties against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Purchaser Parties in Dollars, the Purchaser Parties agrees to remit to the Exela Parties such excess.

Section 14.21.      No Fiduciary Duty. Each Affected Person may have economic interests that conflict with those of the Exela Parties and their Affiliates (collectively, solely for purposes of this paragraph, the “Investment Parties”). Each Affected Person and each Investment Party agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of any Affected Person and its Related Parties to any Investment Party and its Related Parties.  Each Investment Party and each Affected Person acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Investment Party agrees that it will not claim that any Affected Person or their Related Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Investment Party, in connection with such transaction or the process leading thereto.  In addition, no Affected Person shall claim that Guggenheim Securities, LLC has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Affected Person in connection with such transaction or the process leading thereto. For purposes of this section, “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, shareholders, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

Section 14.22.      Limited Recourse. Except as otherwise set forth in any Transaction Document, the obligations of the Seller under this Agreement and the other Transaction Documents to which it is a party shall be payable out of the assets of the Seller and shall be obligations of the Seller.  No recourse shall be had for the payment of any amount owing by the Seller in respect of this Agreement or the other Transaction Documents or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against the Servicer or any Affiliate of any of the foregoing (other than the Seller or the Pledgor), or any stockholder, employee, officer, director, incorporator or beneficial owner of any of the foregoing; provided, however, that the foregoing shall not in any manner affect, limit or waive any of the obligations of the Servicer or any Affiliate (including, for the avoidance of doubt, the Originators) of any of the foregoing that such Person may have under any Transaction Document.

Section 14.23.      Post-Closing Covenants.

(a)            On or prior to the date occurring sixty (60) days following the Closing Date, the Seller and the Initial Servicer shall (i) ensure that each Interim Collection Account is closed and unable to receive any additional deposits therein and (ii) deliver evidence of the closure of each Interim Collection Account to the Administrative Agent.

(b)            Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Seller or the Initial Servicer to timely perform its respective obligations under this Section 14.23 shall constitute an immediate Event of Termination under this Agreement with no grace period.

Article XV

SELLER GUARANTY

Section 15.01.      Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

Section 15.02.      Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Servicer or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator or the Servicer or by reason of the bankruptcy or insolvency of any Obligor, any Originator or the Servicer. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, the Servicer or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to any Event of Termination) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Debt other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which the Seller, any Originator, the Servicer or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

Section 15.03.      Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, the Seller or the Servicer and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Servicer or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 15.04.      Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

Section 15.05.      Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article XV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 15.06.      Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article XI) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

Section 15.07.      Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer or any other Person in respect of the Guaranteed Obligations.

Section 15.08.      Inducement. The Purchasers have been induced to make the Investments and Releases under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

Section 15.09.      Security Interest. To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) the lock-boxes, Collection Accounts and LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-boxes, Collection Accounts and LC Collateral Account and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)            The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)            Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(d)            For the avoidance of doubt, the grant of security interest pursuant to this Section 15.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(c) or the Seller’s grant of security interest pursuant to Section 5.05.

Section 15.10.      Further Assurances. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Article XV.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXELA RECEIVABLES 3, LLC, as the Seller

By:	/s/ Shrikant Sortur
Name: Shrikant Sortur
Title: Chief Financial Officer

EXELA TECHNOLOGIES, INC., as the Initial Servicer

By:	/s/ Shrikant Sortur
Name: Shrikant Sortur
Title: Chief Financial Officer

A&R Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Managing Director

A&R Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

A&R Receivables Purchase Agreement

EXHIBIT A

Form of [Investment Request] [LC Request]

[Letterhead of Seller]

[Date]

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

[Purchasers] [LC Bank]

Re:      [Investment Request] [LC Request]

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Receivables Purchase Agreement, dated as of June 17, 2022 among Exela Receivables 3, LLC (the “Seller”), Exela Technologies, Inc., as Initial Servicer (the “Initial Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as LC Bank, and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this [Investment Request] and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

[This letter constitutes an Investment Request pursuant to Section 2.02(b) of the Agreement. The Seller hereby request an Investment in the amount of [$_______] to be made on [_____, 20__]. The proceeds of such Investment should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$_______], the LC Participation Amount will be [$_______], and the Aggregate Exposure will be [$_______].]

[This letter constitutes an LC Request pursuant to Section 3.02(a) of the Agreement. The Seller hereby request that the LC Bank [issue a Letter of Credit with a face amount of [$______]] [amend outstanding Letter of Credit No. [_______] for [_______] as beneficiary thereof with a face amount of [$______] as follows [________]] [extend outstanding Letter of Credit No. [_______] for [_______] as beneficiary thereof with a face amount of [$______] to [___, 20___]] on [___, 20___]. After giving effect to such LC Issuance, the Aggregate Capital will be [$_______], the LC Participation Amount will be [$_______], and the Aggregate Exposure will be [$_______].]

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such [Investment] [LC Issuance], that each of the conditions precedent set forth in Section 6.2 of the Agreement are satisfied with respect to such [Investment] [LC Issuance], and the Seller hereby makes (and shall be deemed to make) each of the representations and warranties specified in Section 6.2(c) of the Agreement as set forth in such Section.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

[_____]]

By:
Name:
Title:

Exhibit A-2

EXHIBIT B
[Form of Assignment and Acceptance Agreement]

Dated as of ___________, 20__

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Receivables Purchase Agreement identified below (as amended, the “Receivables Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Receivables Purchase Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Purchaser under the Receivables Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Purchaser) against any Person, whether known or unknown, arising under or in connection with the Receivables Purchase Agreement, any other documents or instruments delivered pursuant thereto or the investment transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Yield”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor

1.	Assignor:

2.	Assignee:

3.	Seller: Exela Receivables 3, LLC

Exhibit B-2

4.	Administrative Agent: PNC Bank, National Association (“PNC”), as the administrative agent under the Receivables Purchase Agreement.
5.	Receivables Purchase Agreement: Amended and Restated Receivables Purchase Agreement, dated as of June 17, 2022 (as may be amended, amended and restated, and modified from time to time, the “Receivables Purchase Agreement”) among the Seller, Initial Servicer, the Purchasers party thereto, Administrative Agent, PNC, as LC Bank, and PNC Capital Markets LLC, as Structuring Agent.

1. Assigned Yield [s]

	Aggregate Amount of Commitment/Investments for all Purchasers		Amount of Commitment/Investments Assigned	Percentage Assigned of Commitment/Investments[1]
$		$			%
$		$			%
$		$			%

Effective Date of this Assignment and Acceptance Agreement: [__________][TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(Signature Pages Follow)

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Investments of all Purchasers.

Exhibit B-2

ASSIGNOR:	[_________]

By:
Name:
Title

ASSIGNEE:	[_________]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[_____],
as Seller

By:
Name:
Title:]

Exhibit B-2

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Yield, (ii) the Assigned Yield is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Receivables Purchase Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Seller, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document or (iv) the performance or observance by the Seller, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Purchaser under the Receivables Purchase Agreement, (ii) it satisfies the requirements, if any, specified in the Receivables Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Yield and become a Purchaser, (iii) from and after the Effective Date, it shall be bound by the provisions of the Receivables Purchase Agreement as a Purchaser thereunder and, to the extent of the Assigned Yield, shall have the obligations of a Purchaser thereunder, (iv) it has received a copy of the Receivables Purchase Agreement, together with copies of the most recent financial statements, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Yield on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Purchaser and (v) if it is not an existing Purchaser, shall deliver to the Administrative Agent all “know your customer” as requested by the Administrative Agent and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Purchaser.

2.            Documentation. The Assignor and Assignee shall deliver to the Administrative Agent a fully-executed Assignment and Acceptance, the applicable “know your customer” documentation as reasonably requested by the Administrative Agent, if applicable, and the processing and recordation fee in the amount of $3,500 unless waived by the Administrative Agent, in its sole discretion.

3.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of Capital, yield, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4.            General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C
Form of Letter of Credit Application

(Attached)

Exhibit C

EXHIBIT D
Credit and Collection Policy

(Attached)

Exhibit D

EXHIBIT E

Form of Information Package

(Attached)

Exhibit E

EXHIBIT F

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement, dated as of June 17, 2022 among Exela Receivables 3, LLC (the “Seller”), Exela Technologies, Inc., as Initial Servicer (the “Initial Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as LC Bank, and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.            I am the duly elected ________________of Exela Technologies, Inc. (the “Parent”).

2.            I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller during the accounting period covered by the attached financial statements.

3.            The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Initial Servicer Replacement Event, Amortization Event, an Event of Termination or an Unmatured Event of Termination, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.            Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.      Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

Exela TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit F

SCHEDULE I TO COMPLIANCE CERTIFICATE

This schedule relates to the month ended: __________________.

A.            Schedule of Compliance as of ______________, 20__ with Section 8.05(a) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

B.            The following financial statements of the Parent and its Subsidiaries for the period ending on ______________, 20__, are attached hereto:

Exhibit F -3

EXHIBIT G

Closing Date Memorandum

(Attached)

Exhibit G

EXHIBIT H

Form of Interim Report

(Attached)

Exhibit H-1

EXHIBIT I

Parent Change of Control

A “Parent Change of Control” shall be deemed to occur if:

(a)            any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Seller owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Capital Stock of Exela Intermediate LLC having more than the greater of (A) 35% of the ordinary voting power for the election of directors of Exela Intermediate LLC and (B) the percentage of the ordinary voting power for the election of directors of Exela Intermediate LLC owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the board of directors of Exela Intermediate LLC; or

(b)            a “Change in Control” (as defined in (i) the Notes Indenture until the discharge or the redemption of the same, (ii) the Credit Agreement, (iii) any indenture or credit agreement in respect of refinancing Debt permitted under the Existing Specified Secured Debt Documents (as in effect on the date hereof) with respect to the notes constituting Debt in an amount exceeding $75,000,0000 or (iv) any indenture or credit agreement in respect of any junior financing constituting Debt in an amount exceeding $75,000,0000) shall have occurred; or

(c)            Exela Intermediate Holdings LLC shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding equity interests of Exela Intermediate LLC.

For purposes of this definition:

(i)            no person or “group” will be deemed to have beneficial ownership of any securities that such person or “group” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time)that has not yet occurred;

(ii)            the provisions of Rule 13d-3(b) shall be disregarded for all purposes of determining beneficial ownership and

(iii)            Unless otherwise defined in the Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Exhibit I-2

“Investor” shall mean, collectively, investment funds managed by Affiliates of Apollo Global Management, LLC, investment funds managed by Affiliates of HandsOn Global Management, LLC, and other co-investors in the equity interests of Parent as of the Closing Date.

“Investor Affiliates” shall mean each Affiliate of the Investors that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Seller, Holdings or any Parent Entity, as the case may be, on the Closing Date after giving effect to the Transactions together with (a) any new directors whose election by such Boards of Directors or whose nomination for election by the shareholders of Exela Intermediate LLC or any direct or indirect owner of Exela Intermediate LLC, as the case may be, was approved by a vote of a majority of the directors of Exela Intermediate LLC or any direct or indirect owner of Exela Intermediate LLC, as the case may be, then still in office who were either directors on July 12, 2017 or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Exela Intermediate LLC or any direct or indirect owner of Exela Intermediate LLC, as the case may be, hired at a time when the directors on July 12, 2017, together with the directors previously so approved constituted a majority of the directors of Exela Intermediate LLC or any direct or indirect owner of Exela Intermediate LLC, as the case may be.

“Permitted Holders” shall mean, at any time, each of (i) the Investors and the Investor Affiliates (excluding any of their portfolio companies), (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Exela Intermediate LLC or any direct or indirect parent of Exela Intermediate LLC and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the total voting power of the Capital Stock of Exela Intermediate LLC, and of which no other Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date hereof), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii), beneficially owns more than 50% on a fully diluted basis of the total voting power of the Capital Stock thereof and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date hereof) the members of which include any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Capital Stock of Exela Intermediate LLC (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Capital Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Parent Change of Control in respect of an offer made in accordance with the requirements of the Existing Specified Secured Debt Documents (as in effect on the date hereof) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

Exhibit I-2

EXHIBIT J-1

Exhibit J-1

EXHIBIT J-2

Contracts:

Exhibit J-2

EXHIBIT K

[Reserved]

Exhibit K-1

EXHIBIT L
Form of Reduction Notice

[Letterhead of Seller]

[Date]

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

Re:      Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Receivables Purchase Agreement, dated as of June 17, 2022 among Exela Receivables 3, LLC (the “Seller”), Exela Technologies, Inc., as Initial Servicer (the “Initial Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as LC Bank, and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(g)(i)(A) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall reduce the outstanding Capital of the Purchasers in the amount of [$_______] to be made on [_____, 20_]. Such reduction is to be applied to the Aggregate Capital until such amount is equal to zero. After giving effect to such reduction, the Aggregate Capital will be [$_______] .

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)            the representations and warranties of the Seller and the Initial Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

Exhibit L

(ii)            no Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Amortization Event, Event of Termination or Unmatured Event of Termination would result from such reduction in Capital;

(iii)            no Capital Coverage Deficit exists or would exist after giving effect to such reduction in Capital;

(iv)            the Seller Obligations Final Due Date has not occurred; and

(v)            the Aggregate Exposure exceeds the Minimum Funding Threshold.

Exhibit L

In Witness Whereof, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

Exela Receivables 3, LLC

By:
Name:
Title:

Exhibit L

EXHIBIT M
Initial Schedule of Sold Receivables

Exhibit M

Schedule I
Commitments

Party	Commitment
PNC Bank, National Association	$100,000,000
Total	$100,000,000

Schedule I-1

Schedule II
Collection Accounts

[***]

Schedule II

Schedule III
Notice Addresses

(A)            in the case of the Seller, at the following address:

2701 E. Grauwyler Road,
Irving, TX 75061
Attention: Ron Cogburn (CEO)
Email: Ronald.cogburn@exelatech.com

with a copy to:

300 First Stamford Place (Second Floor West)

Stamford, CT 06902

Attention: Erik Mengwall

Email legalnotices@exelatech.com

(B)            in the case of the Initial Servicer, at the following address:

2701 E. Grauwyler Road,
Irving, TX 75061
Attention: Ron Cogburn (CEO)
Email: Ronald.cogburn@exelatech.com

with a copy to:

300 First Stamford Place (Second Floor West)

Stamford, CT 06902

Attention: Erik Mengwall

Email legalnotices@exelatech.com

(C)            in the case of the Administrative Agent, at the following address:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

Schedule III-1

(D)            in the case of the Purchaser, at the following address:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

(E)            in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-2

SCHEDULE IV
Interim Collection Accounts

[***]

Schedule IV-1

SCHEDULE 7.01(l)
UCC Details

Legal Name: Exela Receivables 3, LLC

Other Names: None.

Jurisdiction of Organization: Delaware

Principal Place of Business:

2701 E. Grauwyler Road,
Irving, TX 75061

Schedule 7.01(l)-1

SCHEDULE 8.04(f)
Records Location:

2701 E. Grauwyler Road,
Irving, TX 75061

Schedule 8.04(f)-1